Exhibit 10.1

Execution Version

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made. The marked information has been redacted because it is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Dated as of October 3, 2025

Purchase and Sale Agreement

by and among

Cardinal Purchaser LLC

as Purchaser,

and

Deriva Energy, LLC,

Symphony Breeze, LLC

and

Symphony Sun, LLC

as Sellers

i

COMPANY DISCLOSURE SCHEDULE

Section 1.01(a)	Company Budget

Section 1.01(b)	Company Entities

Section 1.01(c)	Knowledge of Sellers

Page

Section 1.01(d)	Permitted Distribution Payments

Section 1.01(e)	Projects

Section 1.01(g)	Tax Equity Partnerships

Section 1.01(h)	Pre-Closing Effective Date Expenses

Section 2.2	Allocation of the Closing Purchase Price

Section 3.3(b)	No Conflicts

Section 3.3(c)	No Conflicts

Section 3.5	Legal Proceedings

Section 3.8	Compliance with Laws

Section 4.2(b)	No Conflicts

Section 4.2(c)	No Conflicts

Section 4.3	Governmental or Regulatory Approvals; Filings

Section 4.4(a)	Capitalization of the Companies

Section 4.4(a)(iv)	Units Liens

Section 4.4(b)	Voting Agreements

Section 4.4(c)	Ownership of Company Entities

Section 4.5	Financial Statements

Section 4.6(b)	No Undisclosed Liabilities

Section 4.7	Absence of Changes

Section 4.8	Compliance with Laws

Section 4.9	Legal Proceedings

Section 4.10(a)	Leased Real Property and Easements

Section 4.10(c)	Owned Real Property

Section 4.10(d)	Surveys

Section 4.11	Intellectual Property Matters

Section 4.12(a)	Material Contracts

Section 4.12(c)	Material Contracts Exception

Page

Section 4.12(d)	Project Commercial Operation Dates

Section 4.13	Taxes

Section 4.13(g)	Entity Tax Classification

Section 4.14(a)	Benefit Plans

Section 4.14(c)	ERISA

Section 4.15	Insurance

Section 4.16	Environmental Matters

Section 4.17(a)	Permits

Section 4.17(b)	Exceptions to Permits

Section 4.17(c)	Conflicts with Permits

Section 4.19(a)	Bank Accounts

Section 4.19(b)	Restricted Cash

Section 4.21	Tangible Project Assets

Section 4.22	Subsidiaries

Section 4.23	Officers

Section 4.24	Membership Interest Certificates

Section 6.2	Conduct of Business

Section 6.3	Certain Restrictions

Section 6.4(a)	Employee Matters; Business Service Providers

Section 6.4(e)	Employee Matters; Termination for “Cause”

Section 6.11(a)	Surviving Affiliate Contracts

Section 6.11(b)	Affiliate Contracts

Section 6.12	Support Obligations

Section 6.17(a)	Seller Parent Marks

Section 6.19	Transfer of Certain Assets

Section 7.4	Governmental or Regulatory Approvals

Section 7.5	Consents

Section 8.4	Governmental or Regulatory Approvals

v

Page

PURCHASER DISCLOSURE SCHEDULE

Section 1.01(a)	Knowledge of Purchaser

Section 5.3	No Conflicts

Section 5.4	Governmental or Regulatory Approvals

Section 5.9	No Conflicting Assets; Legal Impediments

Section 6.8(d)	Conflicting Assets

EXHIBITS

EXHIBIT A	Purchaser Parent Guaranty

EXHIBIT B	Form of Transition Services Agreement

EXHIBIT C	Form of Assignment Instrument

EXHIBIT D	Reorganization

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is made as of October 3, 2025 (the “Execution Date”) (together with all schedules and exhibits attached hereto or delivered in connection herewith, this “Agreement”) by and among Cardinal Purchaser LLC, a Delaware limited liability company (“Purchaser”), Deriva Energy, LLC, a Delaware limited liability company (“Deriva Energy”), Symphony Breeze, LLC, a Delaware limited liability company (“Symphony Breeze”), and Symphony Sun, LLC, a Delaware limited liability company (“Symphony Sun” and, together with Symphony Breeze, the “Symphony Entities”). Each of Deriva Energy, and the Symphony Entities is, individually, a “Seller” and, collectively, “Sellers”. Each of Purchaser and Sellers are the “Parties” and each, individually, is a “Party”.

WITNESSETH:

WHEREAS, (i) Deriva Energy owns all of the issued and outstanding equity interests in Deriva Energy NC Solar, LLC, a Delaware limited liability company (“NC Solar”); (ii) Symphony Breeze owns all of the issued and outstanding equity interests in (1) Clear Skies Solar Holdings, LLC, a Delaware limited liability company (“Clear Skies”), (2) Washington Millfield Solar, LLC (“Millfield”), and (3) Deriva Energy Solar I, LLC, a Delaware limited liability company (“Solar I” and, jointly with Clear Skies and Millfield, the “Breeze Subsidiaries”); (iii) Symphony Sun owns all of the issued and outstanding equity interests in Washington Airport Solar, LLC, a Delaware limited liability company (“Airport Solar”);

WHEREAS, as of the Execution Date, Symphony Breeze owns RE SFCity1 Holdco LLC, a Delaware limited liability company (“RE SFCity1 Holdco”), but which will no longer be a subsidiary of Symphony Breeze as of the Closing Date as a result of the Reorganization;

WHEREAS, NC Solar, the Breeze Subsidiaries and Airport Solar (each, a “Company”, and collectively, the “Companies”) and their respective Subsidiaries (each, a “Company Subsidiary”, and collectively, the “Company Subsidiaries”) are engaged in the business of managing, owning and operating utility-scale solar energy generation projects throughout the United States;

WHEREAS, Sellers desire to sell, or cause the sale of, as applicable, all of the issued and outstanding equity interests in the Companies (collectively, the “Units”) to Purchaser, and Purchaser desires to purchase the Units, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, as a material inducement to Sellers’ willingness to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser Parent Guarantor has delivered a guaranty in favor of Sellers with respect to the obligations of Purchaser arising under, or in connection with, this Agreement, a copy of which is attached hereto as Exhibit A (the “Purchaser Parent Guaranty”); and

WHEREAS, as a condition and inducement to Purchaser’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the Sellers have delivered to Purchaser true, correct and complete copies of one or more executed actions by written consent evidencing the approval of this Agreement and the applicable transactions contemplated hereby signed by (i) for NC Solar, Deriva Energy in its capacity as the sole member of NC Solar (the “NC Solar Member Approval”), (ii) for the Breeze Subsidiaries, Symphony Breeze in its capacity as the sole member of each of the Breeze Subsidiaries (the “Breeze Subsidiaries Member Approval”), and (iii) for Airport Solar, Symphony Sun in its capacity as the sole member of Airport Solar (the “Airport Solar Member Approval” and together with the NC Solar Member Approval, the Breeze Subsidiaries Member Approval and the Airport Solar Member Approval, the “Requisite Member Approvals”).

Accordingly, in consideration of the mutual covenants and agreements set forth in this Agreement and intending to be legally bound, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1            Definitions.

As used in this Agreement, the following defined terms have the meanings indicated below:

“Actions or Proceedings” means any action, suit, litigation, proceeding, arbitration or known investigation by or before any Governmental or Regulatory Authority or arbitrator.

“Adjusted Base Purchase Price” means the sum of (i) the Base Purchase Price, (ii) plus $[***] for the aggregate value of the vehicles included in the Transferred Assets, and (iii) plus $[***] for the aggregate value of certain inventory set forth on Appendix A to Section 6.19 of the Company Disclosure Schedule as of the Closing Effective Date.

“Adjustment Amount” means an amount (which may be positive or negative) equal to the Closing Purchase Price minus the Estimated Purchase Price.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by Contract or otherwise.

“Agreement” has the meaning ascribed thereto in the preamble to this Agreement.

“Airport Solar” has the meaning ascribed thereto in the recitals to this Agreement.

“Airport Solar Member Approval” has the meaning ascribed thereto in the recitals to this Agreement.

“Allocation” has the meaning ascribed thereto in Section 2.6.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Person from time to time concerning or relating to anti-money laundering or counter-terrorist financing, including, without limitation, the U.S. Bank Secrecy Act, the USA PATRIOT Act and the U.S. Money Laundering Control Act of 1986.

“AML Requirements” has the meaning ascribed thereto in Section 6.18.

“Anti-Corruption Laws” means any applicable laws, rules, and regulations of any jurisdiction relating to anti-bribery or anti-corruption (governmental or commercial), including laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any official or representative of a Governmental or Regulatory Authority or commercial entity to obtain a business advantage, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977.

“Antitrust Authority” means the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, any attorney general of any state of the United States or any other Governmental or Regulatory Authority of any jurisdiction with responsibility for enforcing any Antitrust Laws.

“Antitrust Laws” means any statute, law, ordinance, rule or regulation of any jurisdiction or any country designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, lessening of competition, restraining trade or abusing a dominant position, including the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any law, rule, or regulation requiring parties to submit any notification or filing to an Antitrust Authority regarding any transaction, merger, acquisition or joint venture.

“Assignment Instruments” has the meaning ascribed thereto in Section 2.3(b)(i).

“Audited Company Subsidiaries” means (a) Deriva Energy Shoreham, LLC, (b) Shoreham Energy Holdings, LLC, (c) Clear Skies Solar, LLC, (d) RE AZ Holdings, LLC, (e) TX Solar I, LLC, and (f) Emerald State Solar, LLC.

“Balance Sheet Date” has the meaning ascribed thereto in Section 4.5(a).

“Base Purchase Price” means $225,770,125.

“Benefit Plan” means “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and each other benefit or compensation plan, equity or equity-based, incentive, bonus, commission, deferred compensation, employment, individual consulting, severance, termination, retention, change of control, health, welfare, vacation, paid time off, fringe or other benefit or compensation plan, program, contract, policy, agreement or arrangement that is, in each case, maintained, sponsored, or contributed to (or required to be contributed to) by Sellers or one of their Affiliates and in which a Business Service Provider participates or with respect to which the Company Entities have or could reasonably be expected to have any Liability.

“Breeze Subsidiaries” has the meaning ascribed thereto in the recitals to this Agreement.

“Breeze Subsidiaries Member Approval” has the meaning ascribed thereto in the recitals of this Agreement.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the City of New York, State of New York or Toronto, Canada are authorized or obligated to close.

“Business Service Provider” means each employee and independent contractor of Sellers or their Affiliates set forth in Section 6.4(a) of the Company Disclosure Schedule, including the Site Employees.

“Cash” means, as of the relevant time of determination, an amount equal to the aggregate amount of cash, cash equivalents, Restricted Cash, commercial paper, certificates of deposit, cash on deposit and other bank deposits, security or similar deposits or cash collateral, treasury bills, short term investments, and marketable securities of the Company Entities, provided that Cash will include the aggregate amount of checks, other wire transfers and drafts deposited or available for deposit or received that have not yet cleared or credited to the account of the applicable Company Entity (including those in transit), net of outstanding checks, other wire transfers and drafts.

“Clear Skies” has the meaning ascribed thereto in the recitals to this Agreement.

“Closing” has the meaning ascribed thereto in Section 2.3(a).

“Closing Date” means (a) the third (3rd) Business Day following the date on which the last of the conditions set forth in Article VII and Article VIII are satisfied or waived (except for such conditions which by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time as provided herein), or (b) such other date as Purchaser and Sellers may mutually agree.

“Closing Date Distribution Amount” means, without duplication, the aggregate amount, determined at the Closing, equal to the total value of all cash or other assets (other than any Permitted Distribution Amount) transferred (whether by way of distribution, purchase, or redemption in respect of any equity interest, or any payment or other transfer) in any period commencing at 12:01 A.M. Eastern Time on the day after the Closing Effective Date and ending at the Closing by or on behalf of any Company Entity to any Seller or any of its Affiliates (other than the Company Entities), any of its or their directors, managers or officers, and any Taxes imposed on the Company Entities as a result of any of the foregoing actions.

“Closing Effective Date” means June 30, 2025.

“Closing Purchase Price” has the meaning ascribed thereto in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” and “Companies” each has the meaning ascribed thereto in the recitals to this Agreement.

“Company Budget” means the budget of the Company Entities provided in Section 1.01(a) of the Company Disclosure Schedule.

“Company Disclosure Schedule” means the disclosure schedule delivered by Sellers to Purchaser concurrently with the execution and delivery of this Agreement.

“Company Entities” means, collectively, the Companies and the Company Subsidiaries listed on Section 1.01(b) of the Company Disclosure Schedule, and each is a “Company Entity”.

“Company Entity Permits” has the meaning ascribed thereto in Section 4.17(a).

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1 (except the last two sentences), Section 4.2(a), Section 4.4, and Section 4.18.

“Company Subsidiary” and “Company Subsidiaries” each has the meaning ascribed thereto in the recitals to this Agreement.

“Conetoe II Utility Outage” means a scheduled transmission outage with respect to the Project owned by Conetoe II Solar, LLC.

“Conetoe II Utility Outage Adjustment” means an amount equal to fifty percent (50%) of the economic detriment caused by the Conetoe II Utility Outage, as reasonably determined between the Parties.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 5, 2025, by and between Deriva Energy Management, LLC, a Delaware limited liability company, and Clearway Energy Group LLC, a Delaware limited liability company, including any supplements or amendments thereto from time to time.

“Continuation Period” has the meaning ascribed thereto in Section 6.4(b).

“Continuing Employee” has the meaning ascribed thereto in Section 6.4(b).

“Contract” means any contract, agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other legally binding arrangement, other than a Benefit Plan.

“Credit Support Fee” means the sum of the Monthly Credit Support Fee for each calendar month beginning on the day after the Closing Effective Date and ending on and including the Closing Date; provided, that, for any partial calendar month, the Monthly Credit Support Fee shall be pro rated for the number of days in that month through and including the Closing Date.

“Daily Ticking Fee” means $[***] per day.

“Delayed Transferred Asset” has the meaning ascribed thereto in Section 6.19(a).

“Deriva Energy” has the meaning ascribed thereto in the preamble to this Agreement.

“Disabled Employee” has the meaning ascribed thereto in Section 6.4(a).

“Due Diligence Information” means the information provided or Made Available to Purchaser or its Representatives, equityholders, Affiliates or agents, including, without limitation, any information, document, or material provided or Made Available, or statements made, to Purchaser (including its Representatives, equityholders, Affiliates or agents) during site or office visits, in any “data rooms” (virtual or otherwise), management presentations, “break-out” discussions, in responses to questions submitted by or on behalf of Purchaser (including its Representatives, equityholders, Affiliates or agents), whether orally or in writing, or in any supplemental due diligence information provided to Purchaser (including its Representatives, equityholders, Affiliates or agents), in connection with discussions with management or in any other form in expectation of the transactions contemplated by this Agreement.

“Duke” means Duke Energy Corporation, a Delaware corporation.

“D&O Tail Policy Fee” means $[***].

“Easement Real Property” has the meaning ascribed thereto in Section 4.10(b).

“Easements” has the meaning ascribed thereto in Section 4.10(b).

“Electronic Data Room” means the Intralinks VDR website established by Sellers in the folder named “Project Cardinal” to which Purchaser’s representatives, advisors and consultants have been provided access.

“Environmental Laws” means any and all applicable Laws with respect to pollution, protection of the environment, and the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Distribution Amount” has the meaning ascribed thereto in Section 2.4(a).

“Estimated Purchase Price” has the meaning ascribed thereto in Section 2.2.

“EWG” means an “exempt wholesale generator” as defined in Section 1262(6) of PUHCA and 18 C.F.R. §Part 366 .

“Execution Date” has the meaning ascribed thereto in the preamble to this Agreement.

“FERC” means the Federal Energy Regulatory Commission or any successor agency.

“Final Statement” has the meaning ascribed thereto in Section 2.4(b).

“Financial Statements” has the meaning ascribed thereto in Section 4.5(a).

“Flow-Through Tax Return” has the meaning ascribed thereto in Section 6.9(b).

“FPA” means the Federal Power Act, 16 U.S.C. §§ 791a, et seq., as amended, and FERC’s implementing regulations promulgated thereunder.

“Fraud” means (a) a false representation of a material fact by a Person, (b) made with knowledge or belief of its falsity, (c) with the intent of inducing another Person to act, or refrain from acting, to such other Person’s detriment and (d) upon which such other Person acted or did not act in reasonable reliance on such representation, with resulting Losses, and which shall expressly exclude any other claim of fraud that does not include the elements set forth in this definition, including constructive fraud, negligent misrepresentation or fraud based on constructive knowledge or recklessness.

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified period.

“Governmental or Regulatory Approval” means any authorization, consent, approval, ruling, tariff, rate, certification, waiver, exemption, filing, variance, Permit or Order of, or any notice to or registration by or with, any Governmental or Regulatory Authority.

“Governmental or Regulatory Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States, including FERC, the Federal Communications Commission, the North American Electric Reliability Corporation and any of its regional entities, the U.S. Environmental Protection Agency, any semi-governmental independent transmission operator or regional transmission organization including PJM and any state of the United States or any political subdivision thereof, and any tribunal, court or arbitrator(s) of competent jurisdiction.

“Hazardous Substance” means any material, substance or waste for which liability or standards of conduct may be imposed or that is defined or regulated as hazardous or toxic, or words of similar import or regulatory effect, under Environmental Law, and specifically including petroleum, petroleum byproducts, petroleum breakdown products, per- and polyfluoroalkyl substances, asbestos-containing materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication: (i) all obligations of such Person for borrowed money, (ii) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other liabilities arising in the ordinary course of business, (iii) obligations as lessee under capitalized leases (excluding land leases) required in accordance with GAAP to be recorded as capital leases, (iv) with respect to reimbursement obligations for letters of credit and other similar instruments with respect to draws thereon, (v) all accrued but unpaid interest, redemption, breakage costs, or prepayment premiums or penalties and any other fees and expenses relating to any of the foregoing obligations, and (vi) any guaranty of the foregoing. For the avoidance of doubt, the term “Indebtedness” shall not include (a) any intercompany indebtedness (1) between or among the Company Entities or (2) between or among the Company Entities, on the one hand, and Sellers and their respective Affiliates (other than the Company Entities) on the other hand; or (b) any Tax liabilities or assets.

“Independent Accountant” has the meaning ascribed thereto in Section 2.4(c)(i).

“Insurance Policies” has the meaning ascribed thereto in Section 4.15.

“Intellectual Property” means all (a) applied for and registered trademarks, service marks, Internet domain names, logos, and other indicia of origin, and all goodwill associated therewith and symbolized thereby, including all renewals and extensions of same; (b) patents and applications therefor; (c) trade secrets; (d) copyrights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) other identified intellectual property rights recognized under applicable Law.

“Interim Period” means the period of time from the date hereof until the earlier of (a) the Closing Date, or (b) termination of this Agreement.

“IRS” means the Internal Revenue Service.

“Knowledge” means (a) in the case of Purchaser, the knowledge of the individuals listed on Section 1.01(a) of the Purchaser Disclosure Schedule, in each case, after reasonable inquiry, and (b) in the case of any Seller, the knowledge of the individuals listed on Section 1.01(c) of the Company Disclosure Schedule with respect to such Seller in each case, after reasonable inquiry.

“KYC Requirements” has the meaning ascribed thereto in Section 6.18.

“Laws” means all laws, statutes, rules, regulations, ordinances, codes and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision thereof or of any Governmental or Regulatory Authority, including any Anti-Corruption Laws, Antitrust Laws, and AML Laws.

“Leased Real Property” has the meaning ascribed thereto in Section 4.10(a).

“Leases” has the meaning ascribed thereto in Section 4.10(a).

“Liability” means any indebtedness, obligation or other liability of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due (including pursuant to a breach or default under a Contract that has not yet resulted in an obligation to pay monetary damages)).

“Liens” means any mortgage, deed of trust, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, easement, right of way, restrictive covenant, encroachment or other encumbrance, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

“Lookback Date” means October 25, 2023.

“Loss” means any and all damages, fines, penalties, judgments, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts).

“Made Available” means the documentation referred to was posted in legible form and made available to Purchaser in the Electronic Data Room at least one (1) Business Day prior to the Execution Date.

“Material Adverse Effect” means any change or effect having a material adverse effect on (i) the results of operations, assets or financial condition of the Company Entities, taken as a whole; or (ii) the ability of the Sellers to consummate the transaction contemplated hereby or perform their respective obligations hereunder, each on a timely basis, provided, however, that solely with respect to the foregoing clause (i), changes or effects relating to the following shall not be deemed to constitute a Material Adverse Effect: (a) changes in economic or political conditions or the financing, banking, credit, currency or capital markets in general in the United States or any country or region in the world in which the Company Entities operate, or any changes in interest rates, exchange rates, sanctions, export controls, or tariffs (including any trade wars, threatened levying of tariffs or sanctions or trade wars), or any increased costs for financing or suspension in trading in, or limitation on prices for, securities on any domestic or international securities exchange, or any change in general national, international or regional economic or financial conditions (including any potential or actual government shutdowns); (b) changes in Laws or Orders or interpretations thereof or changes in GAAP; (c) changes affecting industries, markets or geographical areas in which the Company Entities conduct their respective businesses, or changes generally affecting the international, national, regional or local wholesale or retail markets for electric power, or changes in the market (including the market for electrical power) design, pricing or rules (including rules, systems, procedures, guidelines or requirements promulgated or modified by PJM, or any other regional transmission organization, North American Electric Reliability Corporation or any similar organization), or changes in the international, national, regional or local electric transmission or distribution systems or operations thereof; (d) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby or any communication by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the business of the Company Entities, including losses or threatened losses of, or any adverse change in the relationship with, employees, customers, suppliers, financing sources, licensors, licensees or others having relationships with the Company Entities; (e) the consummation of the transactions contemplated by this Agreement or any actions required to be taken or not taken by Purchaser, Sellers or the Company Entities pursuant to this Agreement in connection with the transactions contemplated hereby; (f) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (regardless of whether declared) or any escalation or worsening thereof, regardless of whether occurring or commenced before or after the date of this Agreement; (g) any labor strike, work stoppage, slowdown or lockout or other labor dispute; (h) any failure by the Company Entities to meet any Projections (it being understood that the facts and circumstances underlying any such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be considered in determining whether there has been a Material Adverse Effect); (i) seasonal changes in the results of operations of the Company Entities; or (j) any epidemic, pandemic or disease outbreak, or any Law issued by a Governmental or Regulatory Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or similar restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak; provided, however, that “Material Adverse Effect” shall not exclude any adverse effect described in clauses (a) through (c), (f), (g), and (j) above to the extent it has had, or would be reasonably expected to have, a disproportionate material adverse effect on the Company Entities compared to other similarly situated participants in their industry in the geographic regions in which the Company Entities conduct their business.

“Material Contracts” has the meaning ascribed thereto in Section 4.12(a).

“MBR Authority” means (a) authorization by FERC pursuant to Section 205 of the FPA to make wholesale sales of electric energy, capacity and/or ancillary services at market-based rates, (b) acceptance by FERC pursuant to Section 205 of the FPA of a tariff providing for such sales, and (c) the granting by FERC of such regulatory waivers and blanket authorizations as are customarily granted by FERC to “persons” (as defined in the FPA) authorized to sell electric energy, capacity and/or ancillary services at market-based rates, including blanket authorization under Section 204 of the FPA and Part 34 of FERC’s regulations, 18 C.F.R. Part 34, to issue securities and assume liabilities.

“Millfield” has the meaning ascribed thereto in the recitals to this Agreement.

“Monthly Credit Support Fee” means $[***] per month.

“Monthly Portfolio Management Fee” means $[***] per month.

“NC Solar” has the meaning ascribed thereto in the recitals to this Agreement.

“NC Solar Member Approval” has the meaning ascribed thereto in the recitals of this Agreement.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued, or otherwise acquire any shares of capital stock or other equity interests of such Person, any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive or exercise, grant or be granted any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock or other equity interests of such Person are voted.

“Order” means any writ, judgment, order, decree, injunction or award issued, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental or Regulatory Authority (in each such case whether preliminary or final) or any arbitrator.

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation, organization, formation or similar constitutive documents, by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, operating agreement or such other organizational documents of such Person.

“Other Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of the date hereof, by and among Cardinal JV Purchaser LLC, a Delaware limited liability company, Fengate Cardinal Blocker LLC, a Delaware limited liability company, Fengate Yield (VCOC) UBTI Blocker LLC, a Delaware limited liability company, and the Sellers.

“Overlap Period” means, with respect to the Company Entities and their properties and assets, any taxable year or other period beginning on or before the day prior to the Closing Effective Date and ending on or after the Closing Effective Date.

“Owned Real Property” has the meaning ascribed thereto in Section 4.10(b).

“Parties” and “Party” have the meaning ascribed thereto in the preamble to this Agreement.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted by any Governmental or Regulatory Authority.

“Permitted Distribution Amount” means, without duplication, (a) any reasonable fees paid or expenses reimbursed to Sellers or any of their Affiliates for the provision of bona fide goods or services in the ordinary course of business after the Closing Effective Date not in excess of $[***] in the aggregate across all Company Entities, and invoiced to or otherwise documented by the applicable Company Entity, (b) any payment made or agreed to be made by or on behalf of any Company Entity pursuant to this Agreement or any Contract to be entered into pursuant to this Agreement, in each case, as set forth on Section 1.01(d)-(1) of the Company Disclosure Schedule, (c) any other payment by or on behalf of any Company Entity with Purchaser’s prior written consent, (d) any and all payments or reimbursements made pursuant to and in accordance with any payment, fee and/or reimbursement obligations under any operation and maintenance agreements and/or any similar agreements, as set forth on Section 1.01(d)-(2) of the Company Disclosure Schedule, by and between Sellers and/or any of their Affiliates (other than the Company Entities), on the one hand, and the Company Entities, on the other hand, that are effective as of the date hereof and Made Available to Purchaser, provided that the foregoing shall not include (i) any of the $[***]/kW Service Fees (subject to escalation) (as such term is defined in such agreements) under any such agreements, and (ii) any obligations incurred prior to the Closing Effective Date, (e) any Taxes imposed on a Company Entity as a result of any of the foregoing matters, (f) those certain expenses and liabilities incurred by a Company Entity prior to or on the Closing Effective Date that are set forth on Section 1.01(h) of the Company Disclosure Schedule, (g) the cost of certain inventory consumed in the normal course operation after the Closing Effective Date and prior to the date hereof in an amount not to exceed $[***], (h) $[***] of payments or reimbursements made in respect of inverter-related labor that were incurred in the months of July 2025 or August 2025, and (i) fifty percent (50%) of any insurance proceeds received by any of the Company Entities after the Closing Effective Date relating to the Conetoe II Utility Outage; provided, that “Permitted Distribution Amount” shall in all cases exclude any fees or expenses paid to Sellers or any of their Affiliates to the extent associated with maintaining the credit support set forth on Section 6.12 of the Company Disclosure Schedule.

“Permitted Liens” means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent or being contested in good faith by appropriate proceedings, (c) any encumbrance which is disclosed in existing surveys that have been Made Available to Purchaser or obtained by or on behalf of Purchaser prior to the date hereof, (d) exceptions noted in title reports, title policies, title commitments or other similar title insurance documentation (including but not limited to all items disclosed in Schedule B1 of any title insurance policies or Schedule BII of any title insurance commitments) Made Available to Purchaser or obtained by or on behalf of Purchaser prior to the date hereof, and building restrictions, zoning restrictions, entitlement and other land use and environmental regulations affecting title to or possession of the Real Property, (e) non-monetary Liens disclosed in the real property records of the county in which the Real Property or any portion thereof is located, in each case, that do not materially interfere with the use or occupancy of the Real Property as currently used in the ordinary course of business, (f) Liens in respect of any Indebtedness of the Company Entities set forth on Section 4.12(a) of the Company Disclosure Schedule, (g) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business for amounts not yet due and payable or being contested in good faith by appropriate proceedings, (h) licenses of Intellectual Property granted in the ordinary course of business, (i) any other Liens created by this Agreement, (j) the Liens granted under, arising from or otherwise in connection with the Company Entities’ (i) bank accounts and security deposits, and (ii) transmission, interconnection, scheduling, energy management services or association Contracts, and (k) any other Lien which, individually or in the aggregate with other such Liens, would not reasonably be expected to be material to the Company Entities.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, other business or similar entity or Governmental or Regulatory Authority.

“Phase Out Period” has the meaning set forth in Section 6.17(a).

“PJM” means PJM Interconnection L.L.C., and any successor thereto.

“Portfolio Management Fee” means the sum of the Monthly Portfolio Management Fee for each calendar month beginning on the day after the Closing Effective Date and ending on and including the Closing Date; provided, that, for any partial calendar month, the Monthly Portfolio Management Fee shall be pro rated for the number of days in that month through and including the Closing Date.

“Post-Closing Plan” has the meaning ascribed thereto in Section 6.4(c).

“Post-Closing Tax Returns” has the meaning ascribed thereto in Section 6.9(b).

“Post-Effective Date Period” means any taxable year or other taxable period (or portion thereof) that begins on or after the Closing Effective Date and, with respect to any Overlap Period, the portion of such Overlap Period beginning on the Closing Effective Date.

“Pre-Closing Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Overlap Period, the portion of such Overlap Period ending on and including the Closing Date; provided, that for purposes of this Agreement, anything occurring outside of the ordinary course of business on the Closing Date but after the Closing shall not be treated as occurring in a Pre-Closing Period.

“Pre-Closing Statement” has the meaning ascribed thereto in Section 2.4(a).

“Pre-Closing Tax Return” has the meaning ascribed thereto in Section 6.9(b).

“Pre-Effective Date Period” means any taxable year or other taxable period that ends on or before the day prior to the Closing Effective Date and, with respect to any Overlap Period, the portion of such Overlap Period that ends at the end of the day prior to the Closing Effective Date.

“Projection” has the meaning ascribed thereto in Section 5.14.

“Project Assets” means, with respect to each Project, all of the rights, title and interest in and to the property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, which are directly and primarily related to such Project, including, without limitation, the following: all the Real Property Documents applicable to such Project, all Contracts pertaining to such Project; all Permits pertaining to such Project; all books and records, reports, data, books, safety and maintenance manuals, engineering and design plans, blueprints and as-built plans, specifications, procedures and similar items relating to the ownership, development, construction, licensing and regulation of such Project; all rights or claims against third parties relating to the Project Assets, whether choate or inchoate, known or unknown, contingent or non-contingent; and all rights relating to interconnection cost reimbursement, transmission credits, any and all credits, benefits, emissions reductions, offsets and allowances of any kind, howsoever entitled, attributable to such Project or the electric energy, capacity or other generator-based products produced therefrom, warranty and/or damage payments related to the Project Assets, deposits and prepaid expenses, claims for reimbursement and/or refunds of utility charges and rights to offset in respect thereof.

“Project Company” means each Company Entity that directly owns or leases a Project (and collectively, the “Project Companies”).

“Projects” means, collectively, all of the operating solar projects listed in Section 1.01(e) of the Company Disclosure Schedule (and individually, each, a “Project”).

“Proprietary Information” has the meaning ascribed to such term in the Confidentiality Agreement.

“Prudent Industry Practices” means those practices, methods and acts that are engaged in by a significant portion of the solar power industry in the United States in respect of the design, development, construction, commissioning, interconnection, ownership, maintenance, financing, and operation of solar power energy generation facilities of comparable type, size and complexity to the applicable Project that, at a particular time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, are considered acceptable practices, methods, and standards in connection with the design, development, construction, commissioning, interconnection, ownership, maintenance, financing, and operation of solar power energy generation facilities of comparable type, size and complexity to such Project. “Prudent Industry Practices” does not necessarily mean the best practice, method, or standard of care, skill, safety and diligence in all cases, but is instead intended to encompass a range of acceptable practices, methods and standards.

“PUHCA” means the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451 et seq., and the implementing regulations of the FERC at 18 C.F.R. Part 366.

“Purchaser” has the meaning ascribed thereto in the preamble to this Agreement.

“Purchaser Disclosure Schedule” has the meaning ascribed thereto in the introduction to Article V.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 5.1, Section 5.2, and Section 5.7.

“Purchaser Parent Guarantor” means Clearway Energy Operating LLC, a Delaware limited liability company.

“Purchaser Parent Guaranty” has the meaning ascribed thereto in the recitals of this Agreement.

“Purchaser Related Persons” has the meaning ascribed thereto in Section 9.2(b).

“Purchaser Released Parties” has the meaning ascribed thereto in Section 9.2.

“QF” means a qualifying small power production facility, as defined in Section 3(17)(C) of the FPA and 18 C.F.R. Part 292.

“R&W Insurance Policy” has the meaning ascribed thereto in Section 6.14.

“RE SFCity1 Holdco” has the meaning ascribed thereto in the recitals of this Agreement.

“Real Property” has the meaning ascribed thereto in Section 4.10(b).

“Real Property Documents” has the meaning ascribed thereto in Section 4.10(b).

“Reorganization” means the series of transactions set forth on Exhibit D hereto.

“Representatives” means, as to any Person, its Affiliates, officers, directors, managers, employees, contractors, agents, partners, members, stockholders, counsel, accountants, financial advisors, engineers, consultants and other advisors.

“Requisite Member Approvals” has the meaning ascribed thereto in the recitals of this Agreement.

“Restricted Cash” has the meaning ascribed thereto in Section 4.19(b).

“Reverse Termination Fee” shall mean a non-refundable termination fee in the amount equal to $[***], less any “Reverse Termination Fee” (as defined in the Other Purchase Agreement) actually paid pursuant to the Other Purchase Agreement; provided that in no event shall the Reverse Termination Fee be less than $[***].

“Review Period” has the meaning ascribed thereto in Section 2.4(c)(i).

“Sanctioned Country” has the meaning ascribed thereto in Section 3.10(c).

“Sanctions” has the meaning ascribed thereto in Section 3.10(c).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” and “Sellers” have the meaning ascribed thereto in the preamble to this Agreement.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.6, and Section 3.9.

“Seller R&W Provisions” has the meaning ascribed thereto in Section 6.14.

“Seller Related Persons” has the meaning ascribed thereto in Section 9.2(a).

“Seller Released Parties” has the meaning ascribed thereto in Section 9.2(b).

“Seller Tax Matter” has the meaning ascribed thereto in Section 6.9(e).

“Severance Benefit” has the meaning ascribed thereto in Section 6.4(e).

“Site Employees” means the employees of Sellers or their respective Affiliates, identified as “Site Employees” in Section 6.4(a) of the Company Disclosure Schedule.

“Solar I” has the meaning ascribed thereto in the recitals to this Agreement.

“Specified Support Obligations” means each of the Support Obligations posted or supplied by Duke or its Affiliate, as identified on Section 6.12 of the Company Disclosure Schedule.

“Specified Receivable” means an amount equal to the network upgrade reimbursement payable in respect of RE Ajo 1 LLC, to be paid by Arizona Public Service Company, as Transmission Provider, pursuant to that certain Interconnection Agreement dated December 2, 2010, between Arizona Public Service Company and RE Ajo 1 LLC.

“Straddle Period” means, with respect to the Company Entities, any taxable year or other period beginning on or before and ending after the Closing Date.

“Subsequent Inventory Amount” means the aggregate value of the inventory included on Appendix B to Section 6.19 of the Company Disclosure Schedule (based upon the values set forth on such Appendix B); for the avoidance of doubt, Appendix B is subject to update pursuant to the terms of Section 6.19 of the Company Disclosure Schedule.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which such Person or any Subsidiaries of such Person owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest, or controls more than fifty percent (50%) of the voting power entitled (x) to vote on the election of members to the board of directors or similar governing body or (y) to manage the business of such Person.

“Support Obligations” has the meaning ascribed thereto in Section 6.12.

“Symphony Breeze” has the meaning ascribed thereto in the preamble to this Agreement.

“Symphony Entities” has the meaning ascribed thereto in the preamble to this Agreement.

“Symphony Sun” has the meaning ascribed thereto in the preamble to this Agreement.

“Tax” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto, and whether payable directly or by withholding and whether or not requiring the filing of a Tax Return) including (a) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (b) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, payment or fee in lieu of taxes (or any similar obligation), transfer and gains taxes, and customs duties.

“Tax Equity Partnership” means each of the companies set forth on Section 1.01(g) of the Company Disclosure Schedule.

“Tax Equity Transaction” means any agreement or arrangement entered into between a Company Entity and another Person for the purpose of such other Person investing in a Tax Equity Partnership (including any agreement or arrangement with respect to monetization of Tax credits).

“Tax Return” means any return, report, information return, declaration, claim for refund, election, disclosure, estimate, or other document, together with all schedules, attachments, amendments and supplements thereto (including all related or supporting information and including, for the avoidance of doubt, any Schedule K-1s), supplied to or required to be supplied to any Governmental or Regulatory Authority responsible for the administration of Taxes.

“Termination Date” has the meaning ascribed thereto in Section 10.1(b)(i).

“Third Party” means any Person other than the Parties and their respective Affiliates.

“Ticking Fee” means the sum of the Daily Ticking Fee for each calendar day beginning as of and including July 1, 2025 and ending on and including the Closing Date.

“Transfer Tax Returns” has the meaning ascribed thereto in Section 6.9(e).

“Transfer Taxes” has the meaning ascribed thereto in Section 6.9(e).

“Transferred Assets” has the meaning ascribed thereto in Section 6.19.

“Transferred Asset Consent” has the meaning ascribed thereto in Section 6.19.

“Transition Services Agreement” has the meaning ascribed thereto in Section 2.3(b)(vi).

“U.S. Dollars” means the lawful currency of the United States.

“Unaudited Company Subsidiaries” means (a) Clear Skies Solar, LLC, (b) RE AZ Holdings, LLC, (c) TX Solar I, LLC, (d) Emerald State Solar, LLC, (e) River Road Solar, LLC, (f) Airport Solar, (g) Millfield, and (h) Gato Montes Solar, LLC.

“Units” has the meaning ascribed thereto in the recitals to this Agreement.

“W&C” has the meaning ascribed thereto in Section 11.15(a).

Section 1.2            Certain Principles of Interpretation. In this Agreement, unless otherwise indicated, all words defined in the singular have the corresponding meaning in the plural and vice versa; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including”, “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”; the words “shall” and “will” have the same meaning; unless context requires otherwise, the word “or” is not exclusive; references to articles, sections (or subdivisions of sections), exhibits or schedules are to articles, sections (or subdivisions of sections), exhibits or schedules of or to this Agreement; the words “to the extent” refer to the degree to which a particular thing extends and do not mean simply “if”; references to the “ordinary course of business” shall be deemed to include the words “and consistent with past practice”; references to agreements and other contractual instruments shall be deemed to include all amendments, extensions and other modifications to such instruments (without, however, limiting any prohibition on any subsequent amendments, extensions and other modifications by the terms of this Agreement); references to Persons include their respective successors and permitted assigns and, in the case of Governmental or Regulatory Authorities, Persons succeeding to their respective functions and capacities; and all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; if any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

Article II

PURCHASE AND SALE OF INTERESTS; CLOSING

Section 2.1              Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers agree to sell, or otherwise cause the sale of, the Units to Purchaser, and Purchaser agrees to purchase the Units in each case free and clear of all Liens (except for those arising pursuant to applicable securities Laws, under the Organizational Documents of the Company Entities, and the Liens set forth on Section 4.4(a)(iv) of the Company Disclosure Schedule), in exchange for the Closing Purchase Price (as defined herein).

Section 2.2              Closing Purchase Price. The aggregate cash purchase price payable at the Closing for the Units shall be an amount equal to (a) the Adjusted Base Purchase Price, (b) minus the Estimated Distribution Amount, (c) plus the Specified Receivable, (d) plus the Ticking Fee, (e) plus the Portfolio Management Fee, (f) plus the Credit Support Fee, (g) plus the D&O Tail Policy Fee, (h) plus the Subsequent Inventory Amount, and (i) minus the Conetoe II Utility Outage Adjustment (such aggregate amount, the “Estimated Purchase Price”, and as adjusted pursuant to Section 2.4, the “Closing Purchase Price”). The Closing Purchase Price shall be allocated among the Companies in accordance with Section 2.2 of the Company Disclosure Schedule (as may be updated or amended by Sellers prior to the Closing, subject to Purchaser’s consent (not to be unreasonably withheld, conditioned or delayed)).

Section 2.3            Closing Deliveries.

(a)            The closing of the transactions described in Section 2.1 and Section 2.2 (the “Closing”) shall take place at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, New York 10020 (or telephonically and by electronic exchange of documents) at 10:00 A.M. Eastern Time, on the Closing Date.

(b)            At the Closing, Sellers shall deliver, or shall cause to be delivered, to Purchaser:

(i)             one or more instruments of assignment for the Units, substantially in the form attached hereto as Exhibit C (the “Assignment Instrument”), signed by the applicable Seller;

(ii)            officer’s certificates from each Seller, dated as of the Closing Date and executed in the name and on behalf of such Seller, certifying that all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied as to such Seller;

(iii)           resolutions of Sellers authorizing the execution, delivery and performance of this Agreement and the transactions and other documents to be executed by Sellers or any Company Entity contemplated hereby (unless such resolutions have already been delivered to Purchaser on or prior to the date hereof);

(iv)          an incumbency certificate of managers of Sellers evidencing the identity, authority and capacity of each manager or representative, as applicable, thereof authorized to act as a manager or representative in connection with this Agreement;

(v)           a valid executed IRS Form W-9 (or applicable successor form) from each Seller (or its regarded owner for U.S. federal income Tax purposes); provided that Purchaser’s sole right if a Seller fails to provide such IRS Form W-9 shall be to make appropriate withholdings under Sections 1445 and 1446 of the Code;

(vi)          a duly executed counterpart of the Transition Services Agreement, substantially in the form set forth in Exhibit B with such updates as reasonably proposed by Purchaser or Sellers and mutually approved by the Parties (in their reasonable discretion), to be executed effective as of Closing by “Service Recipient” and “Service Provider”, as each term is defined therein (the “Transition Services Agreement”);

(vii)         a good standing certificate with respect to Sellers and each Company Entity issued by the Secretary of State (or equivalent) of (1) their respective jurisdictions of organization or formation and (2) for each Project Company, the state where the applicable Project is located, in each case, dated within thirty (30) days before such Closing Date;

(viii)        evidence reasonably satisfactory to Purchaser that the Reorganization has been completed; and

(ix)           such other documents and instruments as are required to be delivered by Sellers at or prior to the Closing pursuant to Article VII.

(c)            At the Closing, Purchaser shall deliver, or shall cause to be delivered, to Sellers:

(i)            a duly executed counterpart to each Assignment Instrument signed by Purchaser;

(ii)           a wire transfer of immediately available funds in U.S. Dollars in an aggregate amount equal to the Estimated Purchase Price;

(iii)          an officer’s certificate, dated the Closing Date and executed in the name and on behalf of Purchaser, certifying that all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied;

(iv)          a duly executed counterpart of the Transition Services Agreement by Purchaser;

(v)           resolutions of Purchaser authorizing the execution, delivery and performance of this Agreement and the transactions and other documents to be executed by Purchaser (or an Affiliate) contemplated hereby (unless such resolutions have already been delivered to Sellers on or prior to the date hereof);

(vi)          an incumbency certificate of managers of Purchaser evidencing the identity, authority and capacity of each manager or representative, as applicable, thereof authorized to act as a manager or representative in connection with this Agreement; and

(vii)         such other documents and instruments as are required to be delivered by Purchaser at or prior to the Closing pursuant to Article VIII.

Section 2.4            Adjustments to Purchase Price.

(a)            Estimated Adjustments. Not later than ten (10) Business Days before the Closing Date, Sellers shall deliver to Purchaser a written statement (the “Pre-Closing Statement”) setting forth Sellers’ good faith estimate of (A) the Closing Date Distribution Amount (the “Estimated Distribution Amount”), (B) the Specified Receivable; (C) the Ticking Fee, (D) the Permitted Distribution Amount, (E) the Portfolio Management Fee, (F) the Credit Support Fee, (G) the Conetoe II Utility Outage Adjustment, (H) the Subsequent Inventory Amount, (I) D&O Tail Policy Fee and the resulting calculation of the Estimated Purchase Price based on the foregoing. No later than three (3) Business Days before the Closing Date, Sellers shall deliver to Purchaser an updated Pre-Closing Statement updated to set forth (i) the portion of the Estimated Purchase Price payable to each Seller pursuant to Section 2.2 and (ii) with respect to each Seller: (x) the total number of Units of each Company Entity beneficially owned by such Seller as of immediately prior to Closing and (y) wire or other payment instructions for all cash amounts to be paid by Purchaser (including to such Seller) at Closing pursuant to the terms of this Agreement. The Pre-Closing Statement shall be accompanied by reasonable supporting documentation, and Sellers shall consider in good faith any revisions requested in writing by Purchaser to the Pre-Closing Statement, and any such revisions to which Sellers agree in writing shall be deemed incorporated into the Pre-Closing Statement; provided, however, that if Sellers do not agree in writing to any revisions prior to three (3) Business Days prior to the Closing Date, then the Pre-Closing Statement (as modified to reflect only those revisions agreed by Sellers in writing prior to such date pursuant this Section 2.4(a)) shall be used to determine the Estimated Purchase Price pursuant to Section 2.2, without prejudice to Purchaser’s rights under Section 2.4.

(b)            Final Statement. Purchaser shall prepare and deliver to Sellers not later than forty five (45) days after the Closing Date a statement (the “Final Statement”) setting forth: Purchaser’s good faith calculations of the Closing Date Distribution Amount, the Permitted Distribution Amount, the Specified Receivable, the Conetoe II Utility Outage Adjustment, the Ticking Fee, the Portfolio Management Fee, the Credit Support Fee, the Subsequent Inventory Amount, the D&O Tail Policy Fee and the resulting calculation of the Closing Purchase Price based on the foregoing, along with reasonable supporting documentation.

(c)            Dispute Resolution with Respect to Post-Closing Adjustments.

(i)             If Sellers object to any item set forth on the Final Statement prepared and delivered in accordance with Section 2.4(b), Sellers must notify Purchaser in writing of their objections in reasonable detail on or before the thirtieth (30th) day after Sellers’ receipt of the Final Statement (the “Review Period”). During such Review Period, Sellers and their Representatives shall have reasonable access to the books and records of the Company Entities, the personnel of, and work papers prepared by, Purchaser and/or the Company Entities and their respective Representatives, including Purchaser’s accountants, to the extent that they are reasonably required for the purpose of reviewing the Final Statement and preparing any objections to the Final Statement and to such historical financial information (to the extent in Purchaser’s possession) relating to the Final Statement as Sellers may reasonably request for the purpose of reviewing the Final Statement and preparing any objections, provided, that, such access shall be in a manner that does not unreasonably interfere with the normal business operations of Purchaser or the Company Entities.

(ii)            Except to the extent Sellers so object, the Final Statement and the calculation of the Adjustment Amount and each component and subcomponent thereof as prepared and delivered in accordance with Section 2.4(b) shall be final and binding on Purchaser and Sellers. If Sellers do so object, and if Purchaser and Sellers have not agreed on a resolution of those objections within thirty (30) days following the date of delivery of Sellers’ notice of objection pursuant to Section 2.4(c)(i), Purchaser or Sellers may submit the items in dispute to Deloitte (the “Independent Accountant”) for a final and binding determination thereof, with the fees of the Independent Accountant incurred in connection with such determination to be paid by Purchaser and/or Sellers in the following manner: (i) if the Independent Accountant resolves all disputed items in favor of one Party, the other Party shall bear one hundred percent (100%) of such fees and expenses; and (ii) if the Independent Accountant resolves some disputed items in favor of each Party, then such fees and expenses shall be allocated between Purchaser and Sellers in reverse proportion to the relative success of each Party, as determined by the Independent Accountant based on the aggregate dollar value of the disputed items resolved in favor of each Party. The Independent Accountant shall set forth such allocation in its written determination to be delivered to the Parties under this Section 2.4(c)(ii). The result of such determination by the Independent Accountant shall be reflected in a definitive final statement of the Closing Date Distribution Amount, the Permitted Distribution Amount, the Specified Receivable, the Conetoe II Utility Outage Adjustment, the Ticking Fee, the Portfolio Management Fee, the Credit Support Fee and the Adjustment Amount as determined by the Independent Accountant, together with a statement from the Independent Accountant confirming that such statement correctly reflects the items in dispute as of the Closing Date. The Independent Accountant shall make its determination as soon as practicable and in any event within thirty (30) days after the submission of the dispute to it. In resolving any such objection, the Independent Accountant shall examine and render a determination solely with respect to those items in dispute, and may not assign a value to any particular item greater than the greatest value for such item claimed by either Purchaser or Sellers or less than the lowest value for such item claimed by either Purchaser or Sellers.

(d)            Settlement. If the Adjustment Amount (as finally determined pursuant to this Section 2.4) is positive, then on or before the fifth (5th) Business Day after such final determination of the Adjustment Amount, Purchaser shall deliver to Sellers an amount equal to the Adjustment Amount by wire transfer of immediately available funds in U.S. Dollars to such account(s) as designated in writing by Sellers to Purchaser. If the Adjustment Amount (as finally determined pursuant to this Section 2.4) is negative, then on or before the fifth (5th) Business Day after such final determination, Sellers shall deliver to Purchaser an amount equal to the absolute value of the Adjustment Amount by wire transfer of immediately available funds in U.S. Dollars to such account(s) as designated in writing by Purchaser to Sellers.

(e)            Notwithstanding anything to the contrary in this Agreement, it is expressly acknowledged and agreed that Purchaser and its Affiliates and their Representatives may rely, in good faith, on Section 2.2 of the Company Disclosure Schedule, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith.

Section 2.5            Tax Treatment. Any payments made with respect to adjustments made pursuant to Section 2.4 shall be deemed to be, and each of Sellers and Purchaser shall treat such payments as an adjustment to the Closing Purchase Price for federal, state, local and foreign income Tax purposes to the extent permitted by Law.

Section 2.6            Allocation of Purchase Price. Sellers and Purchaser agree to allocate the aggregate Closing Purchase Price (and any other amounts treated as consideration for U.S. federal income tax purposes) first, among the Companies consistent with the second sentence of Section 2.2 and, second, among the assets of each such Company Entity in accordance with Sections 1060, 743, 741 and 755 of the Code, as applicable (the “Allocation”). Sellers and Purchaser agree that Purchaser shall prepare and provide to Sellers a draft Allocation within one hundred and twenty (120) days after the Closing Date, but in no event later than March 31 of the year following the year that includes the Closing Date Sellers shall notify Purchaser within twenty (20) days of receipt of such draft Allocation of any objection Sellers may have thereto. If Sellers do not object in writing to the Allocation within such period set forth above, the Allocation as prepared by Purchaser shall be deemed accepted by Sellers and constitute the finally determined Allocation. If Sellers object to such Allocation by means of written notice delivered to Purchaser within such twenty (20) days following receipt of Purchaser’s Allocation, Purchaser and Sellers shall negotiate in good faith and reasonably cooperate with each other for the fifteen (15) days thereafter (or such longer period of time as mutually agreed by Sellers and Purchaser) to resolve such objections. If after fifteen (15) days of receipt of written comments from Sellers, Purchaser and Sellers are unable to agree to a final Allocation, any unresolved disputes or objection shall be submitted to the Independent Accountant for resolution. The Independent Accountant shall make its determination as soon as practicable and in any event within thirty (30) days after the submission of the dispute to it, but in no event later than June 1 of the year following the year that includes the Closing Date (unless mutually agreed by Sellers and Purchaser). The Independent Accountant’s determination with respect to each disputed matter shall be final, conclusive and binding on the Parties. The fees of the Independent Accountant incurred in connection with such determination shall be paid in a manner consistent with the payment of the fees to the Independent Accountant pursuant to Section 2.4(c)(ii). The Allocation shall be adjusted to reflect any adjustment to the Closing Purchase Price provided pursuant to Section 2.4. In addition, Sellers and Purchaser hereby undertake and agree to timely file any information that may be required to be filed for U.S. federal or state income tax purposes, including pursuant to United States Treasury Regulations promulgated under Section 1060(b) of the Code, and shall use the Allocation determined pursuant to this Section 2.6 in connection with the preparation of Internal Revenue Service Form 8594 as such form relates to the transactions contemplated by this Agreement. Neither Sellers nor Purchaser shall file any Tax Return or other document or otherwise take any position which is inconsistent with the Allocation determined pursuant to this Section 2.6 except as may be adjusted by subsequent agreement following an audit by the IRS or by court decision.

Section 2.7            Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Sellers such amounts as are required to be withheld and paid to the applicable Governmental or Regulatory Authority under the Code, or any other applicable provision of Law, provided, that, Purchaser shall, prior to any deduction or withholding, provide Sellers with written notice of its intent to withhold any such amounts at least ten (10) days prior to the time of such deduction or withholding, along with a description of the legal basis therefor, and cooperate in good faith with Sellers to mitigate, reduce or eliminate any such deduction or withholding. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental or Regulatory Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLERS

As of the Execution Date and (assuming the occurrence of the Closing and taking into account the applicable standards for the representations as set forth in Section 7.1) as of the Closing Date (unless specified otherwise or unless a representation is made as of a specified date), and except as set forth in the Company Disclosure Schedule, each Seller hereby represents and warrants to Purchaser, as follows:

Section 3.1            Legal Existence. Such Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of their applicable jurisdiction of formation. Such Seller is qualified to do business and is in good standing in the states in which the conduct of its business or locations of its assets and properties makes such qualification necessary, except where failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by such Seller of its obligations under, or the consummation of the transactions contemplated by, this Agreement. Such Seller has all requisite limited liability company power and authority to, or to cause another to, execute, deliver and perform the obligations under this Agreement.

Section 3.2            Authority. The execution and delivery by such Seller of, and the performance by such Seller of its obligations under, this Agreement and the consummation by such Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of such Seller, with no other company actions on the part of such Seller being necessary. This Agreement has been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery thereof by Purchaser, constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as the same may be limited by (a) bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The applicable Requisite Member Approval constitutes all approvals of the equityholders of the applicable Sellers required in order to validly approve entry by the applicable Seller into this Agreement and the performance of its covenants and obligations pursuant hereto and the consummation of the transactions contemplated hereby, and no other such approvals of the equityholders of the applicable Company are required.

Section 3.3            No Conflicts. The execution and delivery by such Seller of, and the performance by it of its obligations under, this Agreement and the consummation of the transactions contemplated hereby will not:

(a)            result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of such Seller;

(b)            subject to obtaining the approvals, consents and actions, making the filings and giving the notices set forth in Section 3.3(b) of the Company Disclosure Schedule, result in a violation or breach of any term or provision of any Law or Order applicable to such Seller or its assets and properties (other than such violations or breaches which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by such Seller of its obligations under, or the consummation of the transactions contemplated by, this Agreement, and other than notices or filings required to be made or given after the Closing), or result in the creation of any Lien (other than any Permitted Lien) upon any of the assets or properties of the Company Entities; or

(c)            subject to obtaining the approvals, consents and actions, making the filings and giving the notices set forth in Section 3.3(c) of the Company Disclosure Schedule, or as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by such Seller of its obligations under, or the consummation of the transactions contemplated by this Agreement (i) result in a violation or breach of, (ii) constitute (with or without notice, lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or (iii) give to any Person any right of termination, consent, cancellation, acceleration or modification in or with respect to, any material Contract to which such Seller is a party or by which any of its assets and properties is bound.

Section 3.4            Affiliate Transactions. Except as set forth on Section 6.11(a) and (b) of the Company Disclosure Schedule or as would be terminated without any material liability or obligation of the Company Entities after the Closing, there are no existing or pending Contracts between or among (a) a Company Entity on the one hand, and (b) a Seller or any of its Affiliates (other than a Company Entity), or any member, manager, director, officer or employee of a Seller or any of its Affiliates (other than a Company Entity), on the other hand.

Section 3.5            Legal Proceedings. Except as set forth in Section 3.5 of the Company Disclosure Schedule, there are no Actions or Proceedings pending or threatened in writing or, to the Knowledge of such Seller, threatened orally, against such Seller or any of its properties which (a) would reasonably be expected to prevent or materially delay the performance by such Seller of its obligations under, or the consummation of the transactions contemplated by, this Agreement, (b) seeks to prevent, enjoin, or materially delay the transactions contemplated by this Agreement, or (c) seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

Section 3.6            Brokers. Such Seller has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby for which Purchaser or the Company Entities are or would become liable or obligated.

Section 3.7            Solvency. Such Seller is not insolvent or unable to pay its respective debts, liabilities or obligations as they become due, and the transfer of the applicable Units to Purchaser will not render such Seller insolvent or unable to pay its debts, liabilities or obligations as they become due.

Section 3.8            Compliance with Laws. Except as set forth in Section 3.8 of the Company Disclosure Schedule, such Seller is in compliance in all material respects with all Orders and Laws applicable to the business of the applicable Company Entities.

Section 3.9            Ownership of Units. Such Seller has good title to, holds of record, and owns beneficially, the applicable Units, free and clear of any Liens (other than Liens (a) pursuant to the Material Contracts (including the Liens set forth on Section 4.4(a)(iv) of the Company Disclosure Schedule), (b) that may be imposed by state or federal securities Laws and (c) that are set forth in the Organizational Documents of any Company Entity).

Section 3.10          Sanctions Compliance; Anti-Corruption; Anti-Money Laundering.

(a)            No Seller nor any of such Seller’s respective directors, officers or employee, nor, to the Knowledge of any Seller, any of its agents or representatives, or its Affiliates or any of their respective officers, directors, employees, agents or representatives, has taken, in connection with this Agreement, any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Person to improperly influence official action by that person for the benefit of such Seller or its Affiliates, or to otherwise secure an improper business advantage for such Seller or its Affiliates. In connection with this Agreement, each Seller and, to the Knowledge of such Seller, its Affiliates have conducted their businesses in compliance with applicable Anti-Corruption Laws and AML Laws and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

(b)            (i) The operations of such Seller and, to the Knowledge of such Seller, its Affiliates are and have been conducted, since April 24, 2019, in connection with this Agreement, in material compliance with all applicable financial recordkeeping and reporting requirements and applicable Anti-Corruption Laws, AML Laws, and Sanctions; and (ii) no demand, claim, action, legal proceeding or investigation by or before any court or Governmental or Regulatory Authority or any arbitrator involving such Seller or, to the Knowledge of such Seller, its Affiliates with respect to applicable Anti-Corruption Laws, AML Laws, and Sanctions is, or since April 24, 2019 has been, pending or threatened in writing or, to the Knowledge of such Seller, threatened orally.

(c)            No Seller, Company Entity nor, to the Knowledge of such Seller, any of such Seller’s Affiliates that are not Company Entities, nor their respective directors or officers, is a Person that is, or is, directly or indirectly, owned fifty percent (50%) or greater or controlled by, Persons that are: (i) the subject of any economic or financial sanctions, or restrictive measures (including trade embargoes) administered by the United States (including by the U.S. Department of State or the Office of Foreign Assets Control of the U.S. Department of the Treasury), the United Nations Security Council, the European Union or any of its member states, His Majesty’s Treasury or any other foreign or domestic Governmental or Regulatory Authority with jurisdiction over the Parties (“Sanctions”); or (ii) located, organized or resident in a country, region or territory that is the subject of comprehensive Sanctions (including, without limitation, Cuba, Iran, North Korea, the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine) (each, a “Sanctioned Country”).

Article IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES

As of the Execution Date, and (assuming the occurrence of the Closing and taking into account the applicable standards for the representations as set forth in Section 7.1) as of the Closing Date (unless specified otherwise or unless a representation is made as of a specified date), and except as set forth in the Company Disclosure Schedule, (i) Deriva Energy hereby represents and warrants in respect of Deriva NC Solar and its Subsidiaries, (ii) Symphony Sun hereby represents and warrants in respect of Airport Solar, and (iii) Symphony Breeze hereby represents and warrants in respect of the Breeze Subsidiaries and their respective Subsidiaries, (excluding RE SFCity1 Holdco) in each case, to Purchaser as follows:

Section 4.1            Legal Existence. Such Company Entity is (i) duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and (ii) except as would not reasonably be expected to be material to the Company Entities, has all requisite organizational power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Each of the applicable Company Entities is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties it owns, leases or operates or the nature of the business it conducts makes such qualification, license or good standing (or the equivalent thereof) necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing (or the equivalent thereof) would not be material to the Company Entities. Sellers have Made Available to Purchaser true and complete copies of each Company Entity’s Organizational Documents as in effect on the date hereof, except the failure to have Made Available such copies would not be material to the Company Entities. No Company Entity is in breach or violation of any provision of such Company Entity’s Organizational Documents, except as would not be material to the Company Entities.

Section 4.2            No Conflicts. The execution and delivery by the applicable Seller of, and the performance by the applicable Seller of its obligations under, this Agreement and the consummation of the transactions contemplated hereby will not:

(a)            result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of the applicable Company Entities;

(b)            subject to obtaining the approvals, consents and actions, making the filings and giving the notices set forth in Section 4.2(b) of the Company Disclosure Schedule and any notices or filings required to be made or given after Closing, result in a violation or breach of any term or provision of any Law or Order applicable to the applicable Company Entities, or any of their respective assets and properties (other than such violations or breaches which would not be material to the Company Entities), or result in the creation of any Lien (other than any Permitted Lien) upon any of the assets or properties of the Company Entities; or

(c)            subject to obtaining the approvals, consents and actions, making the filings and giving the notices set forth in Section 4.2(c) of the Company Disclosure Schedule, or as would not be material to the Company Entities (i) result in a violation or breach of, (ii) constitute (with or without notice, lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or (iii) give to any Person any right of termination, consent, cancellation, acceleration or modification in or with respect to, any Material Contract or any Lease to which the applicable Company Entity is a party or by which any of its assets and properties is bound.

Section 4.3            Governmental or Regulatory Approvals; Filings. Except as set forth in Section 4.3 of the Company Disclosure Schedule, no material Governmental or Regulatory Approval on the part of the applicable Company Entity or any Seller is required in connection with the execution and delivery by Sellers of this Agreement or the consummation of the transactions contemplated hereby, except (a) for such filings as may be required and obtained under FPA section 203, (b) for such filings as may be required under the HSR Act, (c) those as would be required solely as a result of the identity of, installed capacity owned by, or the legal or regulatory status of Purchaser or any of its Affiliates and (d) notices and filings required to be made or given after the Closing. Each of the Company Entities does not engage in (i) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); or (ii) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

Section 4.4            Capitalization.

(a)            The applicable Units are duly authorized and validly issued, and all of the applicable Units are owned, beneficially and of record by Sellers as listed in Section 4.4(a) of the Company Disclosure Schedule, free and clear of all Liens, except (i) as they may be created by this Agreement; (ii) as set forth in the Organizational Documents of the applicable Company Entity; (iii) for any restrictions on sales of securities under applicable securities laws; and (iv) the Liens set forth on Section 4.4(a)(iv) of the Company Disclosure Schedule. The Units have been issued in compliance with all applicable Laws and Organizational Documents of the applicable Company Entities. The Units represent one hundred percent (100%) of the limited liability company interests in the applicable Companies.

(b)            Except, in each case, as set forth in the Organizational Documents of the Company Entities, there are no outstanding Options with respect to the applicable Company Entities, or the Units (or any securities convertible or exchangeable for all or any portion of the Units), other than Purchaser’s rights under this Agreement, and, except as set forth in Section 4.4(b) of the Company Disclosure Schedule, none of the Units are subject to any voting trust, voting agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy, or other restrictive agreement.

(c)            Except as set forth in Section 4.4(c) of the Company Disclosure Schedule, all the outstanding equity interests of each applicable Company Subsidiary are owned by a Company, either directly or indirectly through another Company Subsidiary.

Section 4.5            Financial Statements and Condition.

(a)            Set forth on Section 4.5 of the Company Disclosure Schedule are true and complete copies of (i) the unaudited balance sheets and the related statements of income of the Unaudited Company Subsidiaries as of the Closing Effective Date and for the six-month period then ended, and (ii) the audited balance sheets and the related statements of income of the Audited Company Subsidiaries as of December 31, 2024 (such dates in clauses (i) or (ii), as applicable, the “Balance Sheet Date”), and for the year then ended (the statements in clauses (i) and (ii), together, the “Financial Statements”).

(b)            The Financial Statements fairly present in all material respects the financial condition of the applicable Company Entities as of the date thereof and for the period covered thereby, subject to year-end adjustments (none of which are material, individually or in the aggregate) and the absence of notes thereto.

Section 4.6             No Undisclosed Liabilities. There are no Liabilities relating to the Company Entities that would be required to be reflected in a combined balance sheet of the Company Entities prepared in accordance with GAAP, except (a) Liabilities that are reflected on or reserved against in the Financial Statements, to the extent so reflected or reserved thereon; (b) Liabilities set forth on Section 4.6(b) of the Company Disclosure Schedule; (c) Liabilities incurred in the ordinary course of business since the Balance Sheet Date (which for clarity shall exclude any Liabilities incurred for breach of contract, breach of warranty, tort, infringement, violation of Law, claim or lawsuit); (d) Liabilities which would not be material to the Company Entities; and (e) Liabilities incurred pursuant to this Agreement.

Section 4.7            Absence of Changes. Except as set forth in Section 4.7 of the Company Disclosure Schedule, since the Balance Sheet Date through the date hereof, (a) the applicable Company Entities have conducted their respective businesses only in the ordinary course of business, and (b) no Material Adverse Effect has occurred with respect to the Company Entities which is continuing.

Section 4.8            Compliance with Laws. Except as set forth in Section 4.8 of the Company Disclosure Schedule, there are no material Actions or Proceedings pending or threatened in writing or, to the Knowledge of the applicable Seller, threatened orally, against the applicable Company Entities or any of their respective assets or properties. There is no material Action or Proceeding for an indemnity claim against any of the applicable Company Entities that is pending or threatened in writing or, to the Knowledge of the applicable Seller, threatened orally. Other than regulatory orders of general applicability, there is no order, injunction, decree, stipulation, or judgment or award by a Governmental or Regulatory Authority or arbitrator against the applicable Company Entities or any of their respective assets, or against the applicable Seller or its Affiliates with respect to such Company Entities, which would reasonably be expected to impose any material restriction or material burdensome requirement on the Company Entities following Closing.

Section 4.9            Legal Proceedings. Except as set forth in Section 4.9 of the Company Disclosure Schedule, there are no material Actions or Proceedings pending or threatened in writing or, to the Knowledge of the applicable Seller, threatened orally against the applicable Company Entities.

Section 4.10          Real Property.

(a)            Section 4.10(a) of the Company Disclosure Schedule contains a complete list, as of the date hereof, of all material real property leases, including all amendments, partial terminations, extensions, and modifications thereof, pursuant to which the applicable Company Entity is lessee of material real property (the “Leases”, and such real properties, the “Leased Real Property”) and the Easements (as defined below). As of the date hereof, the applicable Company Entities have a valid leasehold estate in all Leased Real Property, free and clear of all Liens, other than Permitted Liens. None of the Sellers nor any of the Company Entities are (with or without notice or lapse of time or both) in breach or default under any Lease that is, or would reasonably be expected to be, material and adverse to the Company Entities. None of the Sellers nor any of the Company Entities have sent or received written notice of the termination, cancellation or non-renewal of, or alleging the breach of or challenging the rights conveyed under, any Lease that is, or would reasonably be expected to be, material and adverse to the Company Entities. No Company Entity has waived any material right under any Lease to which it is a party that is, or would reasonably be expected to be, material and adverse to the Company Entities. The applicable Companies have Made Available to Purchaser, copies of each of the Leases as in effect as of the date of this Agreement.

(b)            For purposes hereof, the term “Easements” shall mean all material easement agreements, right of way agreements, franchise agreements, and licenses of real property, including all material amendments, partial terminations, extensions, and modifications thereof, pursuant to which the applicable Company Entity has a beneficial easement, license, or right to use or occupy material real property owned by third parties and that is not Leased Real Property or Owned Real Property (such real properties, the “Easement Real Property”). The Easements and the Leases are defined herein as the “Real Property Documents”. As of the date hereof, the applicable Company Entities have valid Easements to use and occupy all Easement Real Property, free and clear of all Liens, other than Permitted Liens. None of the Sellers nor any of the Company Entities (with or without notice or lapse of time or both) is in breach or default under any Easement that is, or would reasonably be expected to be, material and adverse to the Company Entities. Since the Lookback Date, none of the Sellers nor any of the Company Entities have sent or received written notice of the termination, cancellation or non-renewal of, or alleging the breach of or challenging the rights conveyed under, any Easement that is, or would reasonably be expected to be, material and adverse to the Company Entities. Since the Lookback Date, no Company Entity has waived any material right under any Easement to which it is a party. The applicable Companies have Made Available to Purchaser, copies of each of the Easements as in effect as of the date of this Agreement.

(c)            Section 4.10(c) of the Company Disclosure Schedule contains a list, as of the date hereof, of all material real property owned by the applicable Company Entities (the “Owned Real Property” and together with the Easement Real Property and the Leased Real Property, the “Real Property”). As of the date hereof, (i) the applicable Company Entities have good and valid fee simple title to all Owned Real Property, free and clear of all Liens, other than Permitted Liens, (ii) no Company Entity has leased or otherwise granted to any Person rights to use or occupy the Owned Real Property that would reasonably be expected to materially impair the use or the operation of the business of the Company Entities at the Owned Real Property or that is not a Permitted Lien, and (iii) there are no outstanding options, rights of first offer or rights of first refusal in favor of any third party to purchase any Owned Real Property.

(d)            With respect to each Project listed on Section 4.10(d) of the Company Disclosure Schedule, Sellers have Made Available a true and complete as-built survey, depicting the location of all of the Project facilities as of the date of such survey, and, to the Knowledge of the applicable Seller, since the date hereof, there have been no material changes in the location of any such Project facility.

(e)            With respect to each Project, Sellers have Made Available to Purchaser, solely to the extent in their possession an owner’s, or lender’s policy of title insurance in the name of the applicable Company Entity, insuring the applicable Company Entity’s title in all real property interests necessary to own and operate the applicable Project.

(f)             Except as would not be material to the Company Entities or pursuant to Contracts Made Available to Purchaser, no Company Entity is bound as sublessor by any existing subleases of any of its existing Leased Real Property interests.

(g)            Except as would not be material to the Company Entities, none of the Sellers or Company Entities have received any notice in writing of, and there does not exist, any (i) pending or threatened in writing or, to the Knowledge of the applicable Seller, threatened orally condemnation or similar proceeding affecting any Real Property, (ii) violation of any building code, land use, zoning or other similar limitation, restriction or Law by the current use of the Real Property, or any intended use of a Real Property by a Company Entity, as currently designed by the Sellers or such Company Entities, (iii) special assessments proceeding pending or threatened in writing or, to the Knowledge of the applicable Seller, threatened orally with respect to any interest in Real Property or (iv) notices of violation with respect to any Easements, covenants and restrictions or other similar charges or encumbrances on or with respect to the Real Property.

(h)            The Real Property Documents provide the Company Entities with real property interests sufficient to enable the applicable Project Companies to operate the Projects as they are currently operated, subject to and in accordance with all applicable Laws, Permits, and material Contracts and no material land rights, interests in real property, crossing agreements or consents other than the interests held under the Real Property Documents, are necessary for access to and operation (as currently conducted) of the Projects by the Company Entities.

Section 4.11          Intellectual Property. Except as set forth in Section 4.11 of the Company Disclosure Schedule, (i) each applicable Company Entity owns or has the licenses or rights to use all material Intellectual Property currently used in its business in any material respect, and (ii) no written allegation or claim is pending involving a claim or allegation that the applicable Company Entity’s use of any of Intellectual Property is unauthorized or interferes with, infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any third party, in any material respect.

Section 4.12          Material Contracts.

(a)            Section 4.12(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of the following Contracts to which, as of the date of this Agreement, a Company Entity is a party (collectively, the “Material Contracts”):

(i)             each construction services Contract, each interconnection Contract, each electricity transmission Contract, and each Contract concerning the purchase and sale of energy (other than with respect to station service) and/or any energy-related attributes (including renewable energy credits), including any energy hedge agreement, in each case other than Contracts that are not material to the Company Entities and the conduct of their business;

(ii)            each Contract set forth on Section 6.11(a) of the Company Disclosure Schedule;

(iii)           each operation, maintenance and management Contract that is material to the operation of the Company Entities or under which aggregate payments in excess of $[***] were made by a Company Entity during the twelve (12) months prior to the date of this Agreement;

(iv)           each Third Party Contract which provides for aggregate future payments to or from any Company Entity in excess of $[***] in any calendar year;

(v)            each Contract which provides for the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise) or contains any covenant which materially restricts any of the Company Entities from competing or engaging in any activity or business, including restricting a Company Entity from conducting its business in any particular location, or with any Person, or granting any Person exclusive rights to provide any goods or services with respect to a business that, in each case, is material to the Company Entities, or imposes any material penalty for the use of any other provider of goods or services, or grants to any Person a right of first refusal or right of first offer on any of the assets material to the Company Entities;

(vi)           each (i) Contract evidencing any outstanding Indebtedness for borrowed money with a principal balance in excess of $[***], or (ii) each Contract under which any Company Entity has extended credit to any Person in an amount in excess of $[***] of committed credit;

(vii)          each Contract with a Third Party providing for the formation, creation, governance, economics or control of any partnership, joint venture, limited liability company, consortium or similar arrangement of any of the Company Entities that is material;

(viii)          any Contract (or group of substantially similar Contracts) between a Company Entity and a Third Party, which principal purpose is to provide an indemnity in favor of such Third Party exceeding $[***]; and

(ix)             each material Contract documenting the Tax Equity Transactions.

(b)          (i) All Material Contracts have been Made Available to Purchaser, and (ii) all Contracts providing for aggregate future payments in excess of $[***] have been Made Available to Purchaser, except for such Contracts that do not, in the aggregate (together with any such Contracts not Made Available to Purchaser under the Other Purchase Agreement), provide for future non-contingent payments or termination for convenience payments in excess of $[***].

(c)          Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, no Company Entity (i) is, or, but for a requirement that notice be given or that a period of time elapse or both, would be, in material breach or material default under any Material Contract, and, to the Knowledge of the applicable Seller, no other party to any Material Contract is in material breach of or in material default under any such Material Contract, (ii) has any indemnity obligations under any Material Contract (except for those relating to Support Obligations) that are not related to a breach or default and that are expected to result in a liability in excess of $[***] in the aggregate or (iii) has any obligation under any Contract which provides for the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise) for any remaining portion of the purchase price, including any earn-outs or deferred compensation. All of the Material Contracts are legal, valid and binding obligations of the applicable Company Entities and, to the Knowledge of the applicable Seller, the other parties thereto, and are enforceable (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and to general principles of equity, regardless of whether such enforceability is considered in any Actions or Proceedings in equity or at law).

(d)          Section 4.12(d) of the Company Disclosure Schedule contains, with respect to each Project energy offtake agreement, a true and complete list of the actual commercial operation date under each such agreement.

Section 4.13         Taxes. Except as set forth in Section 4.13 of the Company Disclosure Schedule, (a) all income or other material Tax Returns required to be filed (taking into account all applicable extensions) by a Company Entity (or a Seller with respect to the assets of the Company Entities) have been filed in accordance with all applicable Law, such Company Entity has paid (or Sellers have paid with respect to the assets of the Company Entities) in full all income and other material Taxes showing as due and payable on such Tax Returns, and all such Tax Returns are true, correct and complete in all material respects, and reflect accurately all material liability for Taxes of such Company Entity for the tax periods covered thereby; (b) there are no audits, claims, assessments, levies, administrative or judicial proceedings pending, or proposed in writing against a Company Entity or with respect to the assets and properties thereof by any Tax authority; (c) such Company Entity has timely withheld and paid all material Taxes required to have been withheld and paid to the extent due and payable by such Company Entity in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party; (d) no waiver or extension of any statute of limitations with respect to any material Tax filing or payment obligation of such Company Entity is currently in effect; (e) there are no Liens for Taxes upon any of the assets or properties of such Company Entity, other than Permitted Liens; (f) neither such Company Entity nor any Seller (with respect to the assets of the Project Companies) is presently contesting any material Tax liability with respect to such Company Entity or any of its or their respective assets or properties before any court, tribunal or agency; (g) Section 4.13(g) of the Company Disclosure Schedule provides the entity classification of each Company Entity for U.S. federal income tax purposes; (h) there are no Tax sharing, allocation, indemnification or similar agreements in effect as between a Company Entity and any other party, other than those agreements that are not primarily related to Tax matters; (i) no written claim has been made by any Tax authority in a jurisdiction where such Company Entity does not file a Tax Return that such Company Entity is or may be subject to taxation by that jurisdiction and (j) no Company Entity has any material liabilities or obligations under, and each Company Entity has materially complied with, any applicable escheat and unclaimed property Laws. No Seller is a “foreign person” within the meaning of Section 1445(f)(3) of the Code. No portion of any property of any Company Entity is treated as “tax-exempt use property” or “public utility property” within the meaning of Section 168(h) or 168(i)(10) of the Code, respectively and no portion of any property of any Company Entity is tax-exempt bond financed property within the meaning of Section 168(g)(5) of the Code. No Company Entity has deferred any employment or payroll Taxes under IRS Notice 2020-65. No Company Entity has claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act (or any corresponding or similar provisions of state, local or foreign Law). Each Company Entity that is classified as a partnership for U.S. federal income tax purposes has in place a valid election pursuant to Section 754 of the Code. Notwithstanding anything herein to the contrary, the representations and warranties of Sellers made in this Section 4.13 are not representations with respect to any taxable periods (or portions thereof) beginning before the Lookback Date or after the Closing Date.

Section 4.14         Labor and Employee Benefit Matters.

(a)          Section 4.14(a) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all material Benefit Plans. Sellers have Made Available to Purchaser, to the extent applicable, true, correct, and complete copies of the documents with respect to each Benefit Plan, or a written description of such Benefit Plan if such plan is not set forth in a written document.

(b)          No Company Entity maintains, contributes to, is required to contribute to, or has any Liability to a plan subject to Section 414 of the Code or Section 4001(b)(1) of ERISA, and no circumstances exist that could reasonably be expected to result in any liability to the Company Entities under Section 414 of the Code or Section 4001(b)(1) of ERISA on account of any Person treated as a single employer with any Company Entity for purposes of Section 414 of the Code or Section 4001(b)(1) of ERISA. As of the date of this Agreement, no Company Entity employs, or has ever employed, any employees, and no Business Service Provider is employed or engaged by any Company Entity; provided that, in accordance with Section 6.4(a), Purchaser or Purchaser’s Affiliate will have made offers of employment or engagement to certain Business Service Providers prior to Closing.

(c)          Other than as set forth in Section 4.14(c) of the Company Disclosure Schedule, no circumstances exist that could reasonably be expected to result in any material Liability with respect to any (i) multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which Sellers or any of their ERISA Affiliates would reasonably be expected to incur Liability under Section 4063 or 4064 of ERISA, (ii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (iii) a “multiple employer welfare agreement,” as defined in Section 3(40) of ERISA, (iv) any funded welfare benefit within the meaning of Section 419 of the Code or (v) any employee benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA or similar state Law), in each case for the benefit of any Business Service Providers or similarly situated employees of the Sellers or their ERISA Affiliates.

(d)          None of the Sellers nor any Company Entity is party to, or bound by, any collective bargaining agreement with any labor organization with respect to any employee.

Section 4.15         Insurance. Section 4.15 of the Company Disclosure Schedule contains a true and complete list of all material insurance policies in effect as of the date hereof that insure the business of the Company Entities as currently conducted, and the operations, assets and properties of the Company Entities (such policies, the “Insurance Policies”). Subject to Section 6.13, as of the date hereof, each such Insurance Policy is in full force and effect, no premiums due thereunder have not been paid and no Company Entity has received any written notice of cancellation or termination in respect of any such Insurance Policy or is in material default under any such Insurance Policy.

Section 4.16         Environmental Matters. Except as set forth in Section 4.16 of the Company Disclosure Schedule or as would not reasonably be expected to result in Liability material to the Company Entities: (a) the Company Entities are and since the Lookback Date have been in compliance with Environmental Laws, which compliance has included obtaining and maintaining all Permits required pursuant to Environmental Laws, (b) there are no locations or premises within the Real Property or at any offsite disposal facility, at which any Hazardous Substance has been released or disposed of by a Company Entity, where there has been a release that (A) a Company Entity is obligated to investigate, remove, remediate or otherwise respond to pursuant to any Environmental Law or Contract entered into with any other Person or (B) has resulted in or would reasonably be expected to result in liability of a Company Entity under any applicable Environmental Law, (c) the Company Entities are not subject to any pending or threatened in writing or, to the Knowledge of the applicable Seller, threatened orally, Actions or Proceedings pursuant to Environmental Laws, (d) the Company Entities have not manufactured, distributed, disposed of, arranged for the disposal of, transported, released, or exposed any Person to, any Hazardous Substance, (e) the Company Entities have not retained or assumed, either contractually or by operation of law, any liabilities or obligations of any other Person arising under Environmental Law and (f) none of the Sellers, nor any Company Entity has given any release or waiver of liability that would waive or impair any claim based on the presence of Hazardous Substances in, on or under any real property against a previous owner of any real property or against any Person who may be potentially responsible for the presence of Hazardous Substances in, on or under any such real property. With respect to each Project, the Sellers have Made Available the most recent Phase I and Phase II environmental reports (if any) for the Projects, in each case, that are in Sellers’ possession or reasonable control.

Section 4.17         Permits.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, or as set forth in Section 4.17(a) of the Company Disclosure Schedule: (a) the Company Entities have all material permits necessary for the operation of their respective businesses as currently conducted, subject to and in accordance with all applicable Laws and Material Contracts, (“Company Entity Permits”), (b) the applicable Company Entities are not in violation of such permits in any material respect, and (c) all such permits are in full force and effect.

(b)          Each Company Entity Permit is in full force and effect. None of the Company Entities nor Sellers has received any written notice of material default or violation in respect of any such Company Entity Permit, and, to the Knowledge of Seller, except as set forth in Section 4.17(b) of the Company Disclosure Schedule, no event has occurred and is continuing that, with notice or the lapse of time or both, would constitute a material default or violation of the terms, conditions or provisions of any Company Entity Permits. Except as set forth in Section 4.17(b) of the Company disclosure schedule, there are no actions pending or threatened in writing or, to the Knowledge of the applicable Seller, threatened orally, relating to the suspension, revocation, termination or material modification of any such Company Entity Permit. None of the Company Entities is in material violation of any Company Entity Permit or any Law related to a Company Entity Permit, in each case, in any material respect.

(c)          Except as set forth in Section 4.17(c) of the Company Disclosure Schedule, the sale of the Units and the consummation of the transactions contemplated by this Agreement will not result in a termination, revocation, suspension or any adverse modification of any Company Entity Permit or trigger a requirement that any notice be given to any Governmental or Regulatory Authority in order to maintain the validity of any Company Entity Permit (other than notices required to be made or given after Closing), except (i) for any such consequences that would not be material to the Company Entities, or (ii) as a result of Purchaser’s identity or status, including its Affiliates.

(d)          The Sellers have Made Available to Purchaser or otherwise directed Purchaser to a true, correct, and complete copy of each Company Entity Permit.

Section 4.18         Brokers. The Company Entities have no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. To the Knowledge of Sellers, no Person has any claim against any Company Entity for a finder’s fee, brokerage commission or similar payment directly or indirectly in connection with the transactions contemplated hereby, except as would not be material in the aggregate.

Section 4.19         Bank Accounts; Restricted Cash.

(a)          Section 4.19(a) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of all savings, checking or other bank accounts of any nature of any Company Entity.

(b)          Section 4.19(b) of the Company Disclosure Schedule contains a true and complete list, as of the Closing Effective Date, of the amounts of cash and cash equivalents held by Company Entities, but unable to be freely used for general business operations because of contractual, legal, regulatory, or other similar restrictions (“Restricted Cash”); provided, that any cash that is only restricted pending meeting the applicable distribution threshold or test in a financing facility of a Company Entity shall not be restricted cash for purposes of this definition.

Section 4.20         Credit Support. Except as set forth on Section 6.12 of the Company Disclosure Schedule, no deposits, guarantees, letters of credit, bonds, other credit support instruments of a comparable nature (including Cash posted as credit support) have been issued for the account of (i) any Company Entity or (ii) in connection with the Projects or, with respect to any of the Company Entities, Sellers or any of their Affiliates.

Section 4.21         Tangible Project Assets. Except as set forth on Section 4.21 of the Company Disclosure Schedule, (a) each Company Entity that is not a Project Company has no material tangible assets other than ownership interests in applicable Company Subsidiaries; and (b) each Project Company has no material tangible assets other than the tangible Project Assets purported to be owned by such Project Company. The Project Companies have good title to or other valid rights to the use of such tangible Project Assets in all material respects. With respect to each Project Company and the Project it owns, no Affiliate of such Project Company (other than any other Company Entity) owns any of such applicable material tangible Project Assets. The tangible Project Assets purported to be owned by each Project Company are all of the material tangible assets and interests owned or used by the applicable Seller and its Affiliates (directly or indirectly through the applicable Project Company) for the operation of the Project, and to the extent that any applicable material tangible Project Assets were previously owned by, or otherwise in the name of the applicable Seller or any of its Affiliates (other than another Company Entity), such tangible Project Assets have been assigned, or will be assigned prior to Closing, to the applicable Project Company or another Company Entity. None of Sellers nor any of their respective Affiliates has granted to any other Person any right to acquire any interest in, or right of first refusal to acquire any interest in, any of such material tangible Project Assets.

Section 4.22         Subsidiaries. Except as set forth on Section 4.22 of the Company Disclosure Schedule, no Company Entity has any subsidiary other than another Company Entity.

Section 4.23         Officers. All officers of each Company Entity as of the date hereof are set forth on Section 4.23 of the Company Disclosure Schedule.

Section 4.24         Membership Interest Certificates. Except as set forth on Section 4.24 of the Company Disclosure Schedule, all of the limited liability company interests in the Company Entities are represented by membership interest certificates.

Section 4.25         Regulatory Matters.

(a)          Each Project Company that directly owns or operates an energized Project(s) is either (i) an EWG and/or (ii) directly owns or operates one or more QFs and has filed with FERC a Form 556 certification of QF status for the applicable Project(s) in accordance with 18 C.F.R. § 292.203(a)(3), which certification is true and correct in all material respects

(b)          Each Project Company that directly owns or operates an energized Project(s) either (i) is not subject to regulation as a “public utility” under Section 201(e) the FPA (i) has MBR Authority, which is in full force and effect or (ii) directly owns or operates a QF that is eligible for the exemptions set forth in 18 C.F.R. § 292.601(c), including the exemptions from regulation under Sections 205 and 206 of the FPA. Except for the Project Companies that are subject to regulation as a “public utility” under Section 201(e) of the FPA, no Company Entity is subject to regulation as a “public utility” as defined in Section 201(e) of the FPA.

(c)          Each Company Entity either (i) is not a “holding company,” under PUHCA, or (ii) is a “holding company,” under PUHCA (directly or indirectly) solely with respect to one or more EWGs or QFs.

Section 4.26         No Additional Representations and Warranties. Except for the express representations and warranties provided in Article III and this Article IV (as modified by the Company Disclosure Schedule), neither Sellers nor any of their respective Affiliates (including the Company Entities), nor any of their respective directors, officers, employees, stockholders, partners, members or other Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Sellers or any of the Company Entities (including any representation or warranty relating to financial condition, results of operation, assets or liabilities of the Company Entities) to Purchaser or any of its Affiliates or its or their respective directors, officers, employees, stockholders, partners, members or other Representatives, and Sellers, on behalf of themselves and their Affiliates (including the Company Entities), hereby disclaim any such other representations or warranties and, except for the express representations and warranties provided in Article III and this Article IV (as modified by the Company Disclosure Schedule), all liability and responsibility for all Projections, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Purchaser or any of Purchaser’s Affiliates or Representatives, including omissions therefrom, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Purchaser or any of its Affiliates or its or their respective directors, officers, employees, stockholders, partners, members or other Representatives other than the express representations and warranties provided in Article III and this Article IV (as modified by the Company Disclosure Schedule).

Article V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedule delivered by Purchaser to Sellers concurrently with the execution and delivery of this Agreement (the “Purchaser Disclosure Schedule”), Purchaser hereby represents and warrants to Sellers as follows:

Section 5.1           Legal Existence. Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware. Purchaser is qualified to do business and is in good standing in the states in which the conduct of its business or locations of its assets and properties makes such qualification necessary, except where failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Purchaser of its obligations under, or the consummation of the transactions contemplated by, this Agreement. Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, including to purchase the Units pursuant hereto.

Section 5.2           Authority. The execution and delivery by Purchaser of, and the performance by Purchaser of its obligations under, this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Purchaser, with no other actions on the part of Purchaser being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery thereof by Sellers, constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as the same may be limited by (a) bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Section 5.3           No Conflicts. Except as set forth on Section 5.3 of the Purchaser Disclosure Schedule, the execution and delivery by Purchaser of, and the performance by it of its obligations under, this Agreement and the consummation of the transactions contemplated hereby will not:

(a)          conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Purchaser;

(b)          subject to obtaining the approvals, consents and actions, making the filings and giving the notices set forth in Section 5.3 of the Purchaser Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its assets and properties (other than such conflicts, violations or breaches which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Purchaser of its obligations under, or the consummation of the transactions contemplated by, this Agreement); or

(c)          except as set forth in Section 5.3 of the Purchaser Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Purchaser of its obligations under, or the consummation of the transactions contemplated by, this Agreement, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice, lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any material Contract to which Purchaser is a party or by which any of its assets and properties is bound.

Section 5.4           Governmental or Regulatory Approvals. Except as set forth in Section 5.4 of the Purchaser Disclosure Schedule, no material Governmental or Regulatory Approval on the part of Purchaser is required in connection with the execution and delivery by Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.5           Legal Proceedings. There are no Actions or Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its assets or properties that would reasonably be expected to prevent or materially delay the performance by Purchaser of its obligations under, or the consummation of the transactions contemplated by, this Agreement, or otherwise materially adversely affecting the ability of Purchaser to timely perform its obligations hereunder or to timely consummate the transactions hereunder.

Section 5.6           Investment Intent.

(a)          Purchaser is acquiring the Units for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling the Units, in violation of the federal securities Laws or any applicable foreign or state securities Laws.

(b)          Purchaser qualifies as an “accredited investor”, as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(c)          Purchaser and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement, and Purchaser can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that Purchaser is capable of evaluating the merits and risks of its investment in the Units to be acquired by it pursuant to the transactions contemplated hereby.

(d)          Purchaser understands that the Units to be acquired by it pursuant to this Agreement have not been registered under the Securities Act. Purchaser acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable state securities Laws or pursuant to an applicable exemption therefrom. Purchaser acknowledges that there is no public market for the Units and that there can be no assurance that a public market will develop.

Section 5.7           Brokers. Neither Purchaser nor any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby for which any Seller or any of its Affiliates is or would become liable or obliged.

Section 5.8           Opportunity for Independent Investigation. Purchaser and its Representatives have had the opportunity to conduct their own independent investigation, review and analysis of the business, operations, assets and properties, liabilities, results of operations, financial condition, technology and prospects of the Company Entities and their respective businesses as they have deemed necessary or advisable in connection with entering into this Agreement and the related documents and the transactions contemplated hereby and thereby and have sufficient experience to be capable of making an informed judgment with respect thereto. Purchaser and its Representatives have been provided adequate access to the personnel, assets, properties, premises and records of the Company Entities and their respective businesses for such purpose. Purchaser:

(a)          acknowledges and agrees that, without limiting the representations and warranties set forth herein, (i) the Due Diligence Information includes certain Projections, (ii) there are uncertainties inherent in such Projections, and that Purchaser is aware of such uncertainties, (iii) Sellers do not make any representation or warranty whatsoever with respect to any Projections (including the reasonableness of the assumptions underlying such Projections), and (iv) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections Made Available to it and any use of or reliance by Purchaser on such Projections shall be at Purchaser’s sole risk; and

(b)          agrees, to the fullest extent permitted by Law, that no Seller, no Company Entity nor any of their respective Representatives, Affiliates or agents shall have any liability or responsibility whatsoever to Purchaser or its Representatives, equityholders, Affiliates or agents on any basis (including in contract or tort, under federal or state securities Laws or otherwise) resulting from the furnishing to Purchaser, or from Purchaser’s use of, any Due Diligence Information.

Section 5.9           No Conflicting Assets; Legal Impediments. There are no facts relating to Purchaser or any of its Affiliates, including legal or regulatory status thereof, any Contract to which Purchaser or any of its Affiliates is a party, or relating to the business of the Company Entities or activities in which Purchaser or any of its Affiliates is engaged or proposes to be engaged that would reasonably be expected to disqualify Purchaser from obtaining control of the Units or the Company Entities or that would reasonably be expected to prevent, delay or limit the ability of Purchaser to perform its obligations hereunder or to consummate the transactions contemplated hereby including obtaining all corresponding approvals from Governmental or Regulatory Authority. Without limiting the generality of the foregoing, except as set forth in Section 5.9 of the Purchaser Disclosure Schedule, neither Purchaser nor any of its Affiliates has any ownership interest in, or is a party to any Contract to build, develop or acquire, any electric generation (including solar), transmission, storage or other renewable or power-related facility that would reasonably be expected to hinder or delay any Governmental or Regulatory Authority granting of any Governmental or Regulatory Approval, and neither Purchaser nor any of its Affiliates has any plans to enter into any such Contract or acquire any such asset prior to the Closing Date.

Section 5.10         Funds.

(a)          Purchaser has on the date hereof, access to sufficient cash on hand, and will have on the Closing Date, sufficient cash on hand (and has provided Sellers with evidence thereof), in each case, to enable Purchaser to purchase the Units at the Closing in accordance with the terms and conditions of this Agreement and to make all other necessary payments of fees and expenses in connection with the transactions contemplated hereby. Purchaser understands that its obligations hereunder are not in any way contingent or otherwise subject to (i) the consummation of any financing arrangements or obtaining any financing or (ii) the availability of any financing to Purchaser or any of its Affiliates.

(b)          The Purchaser Parent Guaranty delivered to Sellers pursuant to this Agreement is a legal, valid and binding obligation of the Purchaser Parent Guarantor, enforceable against the Purchaser Parent Guarantor in accordance with its terms. The obligations and commitments contained in the Purchaser Parent Guaranty have not been withdrawn or rescinded in any respect and no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or violation of, or default under, the Purchaser Parent Guaranty.

Section 5.11         Sanctions Compliance; Anti-Corruption; Anti-Money Laundering.

(a)          Neither Purchaser nor any of its respective directors or officers, nor, to the Knowledge of Purchaser, any of its employees, agents or representatives, or its Affiliates or any of their respective officers, directors, employees, agents or representatives, has taken, in connection with this Agreement, any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Person to improperly influence official action by that person for the benefit of Purchaser or its Affiliates, or to otherwise secure an improper business advantage for Purchaser or its Affiliates. In connection with this Agreement, Purchaser and, to the Knowledge of Purchaser, its Affiliates have conducted their businesses in compliance with applicable Anti-Corruption Laws and AML Laws and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

(b)          The operations of Purchaser and, to the Knowledge of Purchaser, its Affiliates are and have been conducted, in connection with this Agreement, (i) in material compliance with all applicable financial recordkeeping and reporting requirements and Anti-Corruption Laws, AML Laws, and Sanctions; and (ii) no demand, claim, action, legal proceeding or investigation by or before any court or Governmental or Regulatory Authority or any arbitrator involving Purchaser or, to the Knowledge of Purchaser, its Affiliates with respect to the Anti-Corruption Laws, AML Laws, and Sanctions is pending or, to the Knowledge of Purchaser, threatened.

(c)          Neither Purchaser nor any of its Affiliates, nor their respective directors or officers, is a Person that is, or is, directly or indirectly, owned fifty percent (50%) or greater or controlled by, a Person that is: (i) the subject or target of any Sanctions; or (ii) located, organized or resident in a Sanctioned Country.

Section 5.12         [Reserved].

Section 5.13         Purchaser Tax Representations.

(a)          Purchaser (or if Purchaser is disregarded as separate from its owner for U.S. federal income Tax purposes, the Person that is treated as the owner of Purchaser’s assets for U.S. federal income Tax purposes) is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(b)          Purchaser is not a “related party” within the meaning of Section 7701(e)(4), Section 267(a) or Section 707(b)(1) of the Code to any Company Entity.

(c)          Purchaser (or if Purchaser is disregarded as separate from its owner for U.S. federal income Tax purposes, the Person that is treated as the owner of Purchaser’s assets for U.S. federal income Tax purposes) is not a “tax-exempt entity” or a “tax-exempt controlled entity” within the meaning of Section 168(h) of the Code and will not otherwise cause any of the property of any Company Entity to be treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code as a result of the transactions contemplated by this Agreement.

(d)          The purchase by Purchaser (or if Purchaser is disregarded as separate from its owner for U.S. federal income Tax purposes, the Person that is treated as the owner of Purchaser’s assets for U.S. federal income Tax purposes) of the Company Entities is not part of a tiered arrangement a principal purpose of which is to permit Purchaser or any Partnership Entity to satisfy the 100 partner limitation set forth in Section 1.7704-1(h)(1)(ii) of the Treasury Regulations.

Section 5.14         No Other Representations and Warranties. Except for the representations and warranties expressly set forth in Article III and Article IV (as modified by the Company Disclosure Schedule), Purchaser (a) (i) specifically acknowledges and agrees that none of Sellers, the Company Entities nor any of their respective Representatives, Affiliates or equityholders nor any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at Law (including at common law or by statute) or in equity), including any implied representation or warranty as to the condition, value, quality, merchantability, usage, suitability or fitness for any particular purposes, apparent or latent defects of any type, prospects (financial or otherwise) or risks or other incidents of the Units or any part thereof, or with respect to the Company Entities, their businesses or their assets, employees, Permits, liabilities, operations, prospects, condition (financial or otherwise) or any Projection, compliance with applicable Law, and/or any requirements for alterations or improvements to comply with applicable Law, including any representations or warranties pertaining to zoning, Environmental Laws or other Laws; the generators, turbines, pipelines or other physical equipment and fixtures on the site comprising or associated with the businesses of the Company Entities, or any other aspect of the operations on such site; the conditions of the soils, water or groundwater of, or in the vicinity of, such site; or any other matter bearing on the use, value or condition of the businesses of the Company Entities, (ii) acknowledges that the sale of the Units is being made “as is, where is, with all faults”, and (iii) hereby expressly waives and relinquishes any and all rights, claims or causes of action (whether in contract or in tort or otherwise, or whether at Law (including at common law or by statute, including any rights, claims or causes of action, including of contribution, under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any other Environmental Law) or in equity) based on, arising out of or relating to any such other representation or warranty or any Projection, (b) specifically acknowledges and agrees to Sellers’ and the Companies’ express disclaimer and negation of any such other representation or warranty or any Projection and of all liability and responsibility for any such other representation or warranty or any Projection and (c) expressly waives and relinquishes any and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at Law (including at common law or by statute, including any rights, claims or causes of action, including of contribution, under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any other Environmental Law) or in equity) against (A) Sellers and the Company Entities in connection with accuracy, completeness or materiality of any Projection and (B) any Affiliate of Sellers, the Company Entities or any of their respective Representatives or equityholders or any other Person, and hereby specifically acknowledges and agrees that such Persons shall have no liability or obligations, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof, including (1) for any alleged nondisclosure or misrepresentations made by any such Person or (2) in connection with accuracy, completeness or materiality of any Projection. Purchaser acknowledges and agrees that (x) it has conducted to its satisfaction its own independent investigation of the transactions contemplated hereby (including with respect to the Company Entities, their businesses, and their respective operations, assets and liabilities) and, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby, has relied solely on the results of such independent investigation and the representations and warranties of Sellers expressly set forth in Article III and Article IV (as modified by the Company Disclosure Schedule), and (y) except for the representations and warranties of Sellers expressly set forth in Article III and Article IV (as modified by the Company Disclosure Schedule), it has not relied on, or been induced by, any representation, warranty or other statement of or by Sellers or the Company Entities or any of their respective Affiliates, Representatives or equityholders or any other Person, including any Projection or with respect to the Company Entities, their businesses or any of their respective assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or any Projection, in determining to enter into this Agreement and proceed with the transactions contemplated hereby. As used herein, “Projection” shall mean any opinion, projection, forecast, statement, plan, budget, estimate, advice or other similar information (including such information with respect to filings with and consents of any Governmental or Regulatory Authority (including FERC)) or information with respect to the future revenues, results of operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future businesses and operations of the Company Entities, as well as any other business plan and cost-related plan information of the Company Entities, made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to Purchaser, its Affiliates or its Representatives, in each case, whether made by Sellers, the Company Entities, or any of their respective Affiliates, Representatives or equity holders or any other Person.

Article VI

COVENANTS

Section 6.1           Investigation by Purchaser; Nature of Sellers’ Obligations.

(a)          During the Interim Period, Sellers shall and shall cause the Company Entities to, provide Purchaser and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the officers of the Company Entities and each of their assets, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company Entities or their Affiliates; provided, that (i) Sellers shall in all cases be entitled to have a Representative present for any such access by Purchaser and its Representatives, (ii) any such access shall be in compliance with all safety requirements of the Company Entities including with respect to any pandemic, epidemic and/or civil unrest or otherwise, and (iii) Sellers shall not be required to, and shall not be required to cause the Company Entities to, furnish any such information where the furnishing of such information would violate any Law, Order, Material Contract, Permit, Governmental or Regulatory Approval, attorney-client privilege, work product doctrine or other privilege applicable to the Company Entities or any of their assets and properties. Notwithstanding anything to the contrary contained in this Section 6.1, (x) Purchaser shall not be permitted to contact any of the Company Entities’ vendors, customers or suppliers, or any Governmental or Regulatory Authorities, during the Interim Period regarding any matter relating to the Company Entities, their businesses or the transactions contemplated hereby without receiving prior written authorization from Sellers, such authorization not to be unreasonably withheld, conditioned or delayed, provided, that to the extent Sellers grant such authorization, Sellers shall be included in all such contacts or related communications; (y) Purchaser and its Representatives shall not be entitled to conduct any invasive environmental investigations related to the Real Property, including “Phase II environmental site assessment” investigations, and without limiting the foregoing, shall not collect any air, soil, surface water or ground water samples nor perform any invasive sampling on, under, at or from the Real Property without prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed; and (z) if the Parties are in an adversarial relationship in any Actions or Proceedings, the furnishing of information, documents or records in accordance with any provision of this Section 6.1 shall be subject to applicable rules of discovery.

(b)          Purchaser shall indemnify and hold harmless Sellers and their Affiliates and Representatives from and against all Losses arising out of or resulting from Purchaser’s access as described in Section 6.1(a) including any injury or loss to Persons or property.

(c)          Appropriate representatives of the Sellers and Purchaser shall meet (virtual or otherwise) no less than every other week during the Interim Period to discuss the performance, operations and management of the Projects, and Sellers shall reasonably consider in good faith any proposals from the Purchaser with respect thereof; provided Purchaser shall have no authority to direct the operation of any Project or the sale or delivery of energy, capacity, or ancillary services therefrom.

(d)          Notwithstanding anything in this Agreement to the contrary, the covenants and obligations of a Seller set forth in this Article VI shall be several obligations and shall apply solely with respect to the Company Entities that such Seller directly or indirectly owns or controls.

Section 6.2           Conduct of Business. During the Interim Period, except (a) with respect to those matters set forth in Section 6.2 of the Company Disclosure Schedule, (b) as expressly permitted or required by this Agreement, (c) with Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), or (d) as required by applicable Law, Contract or in response to an emergency or exigent circumstances (provided that, prior to (or, if not feasible, then promptly following) taking (or omitting to take), as applicable, any action pursuant to the foregoing clause “(d)”, Sellers shall consult in good faith with Purchaser and identify with reasonable specificity the Law, the Contract, emergency or exigent circumstance purporting to require such action or omission), Sellers shall cause the Company Entities to use commercially reasonable efforts to conduct their respective businesses only in the ordinary course consistent with Prudent Industry Practices. Promptly following any Seller’s Knowledge of any material curtailment or outages with respect to any Project during the Interim Period, such Seller shall provide written notice thereof to the Purchaser. During the Interim Period and as soon as reasonably practicable following the Execution Date, Sellers shall complete, or shall cause to be completed, the Reorganization.

Section 6.3           Certain Restrictions. During the Interim Period, Sellers shall, and shall cause the Company Entities to, refrain from taking any of the following actions, in each case with respect to the Company Entities unless otherwise indicated, except (i) with respect to those matters set forth in Section 6.3 of the Company Disclosure Schedule, (ii) as required pursuant to the express terms of this Agreement (including to complete the Reorganization), (iii) with Purchaser’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed), or (iv) as required by Law, Contract or in reasonable response to an emergency or exigent circumstance (provided that, prior to (or, if not feasible, then promptly following) taking (or omitting to take), as applicable, any action pursuant to the foregoing clause “(iv)”, Sellers shall consult in good faith with Purchaser and identify with reasonable specificity the Law, the Contract, emergency or exigent circumstance purporting to require such action or omission):

(a)          amending its certificate of formation or limited liability company agreement or the Organizational Documents (other than ministerial amendments), or taking any action with respect to any liquidation, dissolution or winding up of the Company Entities;

(b)          authorizing, issuing, selling, transferring or otherwise disposing of any membership interests of, or any Option with respect to, or other security convertible into or exchangeable for, any membership interests of, the Company Entities, or modifying or amending any right of any holder of such securities, if it would be materially adverse to Purchaser;

(c)          other than as set forth in Section 6.3 of the Company Disclosure Schedule or the Company Budget, acquiring any assets or properties of another Person such that the aggregate value (together with those assets or properties measured pursuant to Section 6.3(c) of the Other Purchase Agreement) of such assets or properties acquired during the Interim Period exceeds ($[***]) or disposing of Project Assets (excluding sales of electric power as set forth in the Material Contracts in effect as of the date of this Agreement and any assets replaced in connection with an outage), or creating any Liens on any assets and properties of the Company Entities, other than Permitted Liens, in each case other than in the ordinary course of business consistent with Prudent Industry Practices;

(d)          other than as set forth in Section 6.3 of the Company Disclosure Schedule or the Company Budget, (i) amending, modifying, granting any waiver in respect of, or terminating a Material Contract or a Lease in each case in any material respect, consenting to any of the foregoing, or entering into any new Contract that once executed by a Company Entity, would meet the definition of “Material Contract” or “Lease”, as applicable, hereunder, or (ii) amending, modifying, granting any waiver in respect of, or terminating, in each case in a manner that is not de minimis, any operations and maintenance agreement (or similar agreement) or administrative services agreement (or similar agreement) between a Company Entity and an Affiliate of a Seller; provided, that, notwithstanding the foregoing, the following actions shall only require prior written notice to Purchaser: (i) renewals or replacements of expiring Contracts on substantially similar or then available market terms in the ordinary course of business, (ii) the waiver or modification of terms in any Material Contract or any Leases in the ordinary course of business, provided such action does not materially and adversely affect the business or operations of the Company Entities, or (iii) amendments required to comply with applicable Law;

(e)          incurring any new Indebtedness for borrowed money of any Company Entity; provided, that this shall not restrict (i) borrowings under existing credit facilities or working capital lines in the ordinary course of business, (ii) the issuance of letters of credit or similar instruments required under existing Material Contracts, Leases, or Permits, or (iii) Indebtedness that is incurred in renewal or replacement of existing Indebtedness, so long as the principal amount is not increased and the renewal or replacement is on substantially similar or more favorable terms;

(f)           prepaying any Indebtedness for borrowed money (as of the Execution Date) of any Company Entity; provided, that this shall not restrict (i) the payment of interest or principal in accordance with scheduled maturities or payment terms in effect as of the Execution Date, or (ii) prepayments required by the terms of any existing Indebtedness or in connection with refinancings as permitted under Section 6.3(e);

(g)          other than as set forth in Section 6.3 of the Company Disclosure Schedule or the Company Budget, making any capital expenditures; provided, that this shall not restrict (i) capital expenditures required by applicable Law or any Governmental or Regulatory Authority, or (ii) capital expenditures in the ordinary course of business consistent with past practice, not to exceed ($[***]) in the aggregate (together with such capital expenditures measured pursuant to Section 6.3(g) of the Other Purchase Agreement).

(h)          (i) failing to maintain their respective limited liability company or other corporate existence, or (ii) consolidating or merging with any other Person or consummating any reorganization or similar transaction; provided, that nothing herein shall restrict internal reorganizations or conversions that do not materially adversely affect the ownership, assets, liabilities, or operations of the Company Entities, provided, further, however, that notice of any such internal reorganization relevant to the Company Entities shall promptly be provided to Purchaser;

(i)           failing to maintain insurance coverage substantially equivalent to the insurance coverage currently maintained with respect to the Company Entities and their respective assets and properties unless no longer available on commercially reasonably terms;

(j)           hiring any employees or independent contractors other than as set forth in Section 6.4 and other than (i) to fill vacancies resulting from the resignation or termination of Business Service Providers, or (ii) individuals who will remain with Sellers or any of their Affiliates after the Closing;

(k)          except to the extent the same would have no impact to any Business Service Providers or adversely impact Purchaser’s obligations hereunder, establishing, adopting, amending, or commencing participation in any Benefit Plan or a plan that would be a Benefit Plan if adopted;

(l)           except as required by GAAP, making any material change in any method of accounting or auditing practice;

(m)          filing or amending any Tax Return, entering into any closing agreement or settling or compromising any Tax proceeding or Tax claim or assessment, surrendering any right to claim a refund of Taxes, or consenting to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(n)          settling or compromising any material Actions or Proceedings; provided, however, that this shall not restrict the settlement or compromise of any such Action or Proceeding involving solely the payment of monetary amounts up to $[***] in the aggregate (together with those settlement or compromises measured pursuant to Section 6.3(n) of the Other Purchase Agreement) with respect to all Company Entities;

(o)          making any material change to the business or operations of the Company Entities or engaging in any new line of business; or

(p)          agreeing or committing to do or engage in any of the foregoing.

Section 6.4          Employee Matters. [***].

Section 6.5          Confidentiality and Publicity.

(a)          Each Party acknowledges that the respective obligations of each Party set forth in the Confidentiality Agreement (including with respect to any Proprietary Information) shall survive the execution or termination of this Agreement and terminate in accordance with the terms thereof.

(b)          Except as otherwise required by Law (including the rules of any national securities exchange), the Parties shall not, and shall cause their respective Affiliates not to, issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party; provided, that, either Party may issue any press releases or make any public statements with respect to this Agreement or the transactions contemplated hereby containing solely information which was previously consented to (or approved by) the other Party in connection with a previous press release or public statement.

Section 6.6           Dividends and Distributions; Related Party Payments. Notwithstanding anything herein to the contrary, Sellers shall be entitled to cause the Company Entities to pay a dividend or distribution or otherwise distribute or pay all cash held by the Company Entities to Seller or its Affiliates in accordance with their respective limited liability company agreements or other similar governing documents or other agreement between or amongst such Persons prior to the Closing; provided that any such dividend, distribution or payment shall be either (a) a Permitted Distribution Amount or (b) otherwise taken into account in the calculation of the Closing Date Distribution Amount as a reduction to the Closing Purchase Price.

Section 6.7           Governmental Approvals; Third-Party Consents. Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with any other Party in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, in each case to the extent consistent with reasonable best efforts, (a) the obtaining of all necessary actions or non-actions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods (including those set forth in Section 4.2 and Section 4.3 of the Company Disclosure Schedule and Section 5.3 and Section 5.4 of the Purchaser Disclosure Schedule) from Governmental or Regulatory Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid any Actions or Proceedings by, any Governmental or Regulatory Authority, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, (d) the participation in any substantive meeting, discussion or proceeding, either in person or by telephone, with any Governmental or Regulatory Authority in connection with the transactions contemplated hereby to the extent not prohibited or required otherwise by such Governmental or Regulatory Authority and (e) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement, in form reasonably acceptable to Purchaser and Sellers.

Section 6.8           Governmental Filings.

(a)          Subject to the terms and conditions herein provided and without limiting the foregoing, Purchaser and Sellers shall (i)  promptly, but in no event later than twenty (20) Business Days after the date hereof, file any and all required Notification and Report Forms under the HSR Act, and as promptly as practicable file any other filings and/or notifications under other applicable Antitrust Laws, with respect to the transactions contemplated by this Agreement, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act or any other Antitrust Law, (ii) promptly, but in no event later than ten (10) Business Days following the date hereof, file any application required by the parties with the FERC under Section 203 of the FPA and under any other foreign, federal, state or local Laws, (iii) use their reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or whether consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental or Regulatory Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) promptly making all such filings and timely obtaining all such consents, permits, authorizations or approvals, (iv) assure that all such filings are in material compliance with the requirements of applicable Laws, (v) make available to the other Party such information as the other Party may reasonably request in order to complete the filings or to respond to any information requests by any relevant Governmental or Regulatory Authority, (vi) respond to and comply with, as promptly as practicable, any additional information or documentary material requests regarding the transactions contemplated hereby from any Governmental or Regulatory Authority (including responding to any “second request” for additional information or documentary material under the HSR Act as promptly as reasonably practicable), (vii) take all commercially reasonable actions necessary to cause all conditions set forth in Article VII and Article VIII to be satisfied as promptly as practicable, (viii) execute and deliver any additional instruments necessary to fully carry out the purposes of this Agreement and (ix) take, or cause to be taken, all other reasonable actions and do, or cause to be done, all other reasonable things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby. Sellers and Purchaser shall not (and shall cause their respective Affiliates not to) agree to stay, toll or extend any applicable waiting period under any Antitrust Law, or withdraw or refile any filing under the HSR Act or any other Antitrust Law, without the prior written consent of the other Party, which shall not be unreasonably withheld.

(b)          The Parties shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to this Article VI, and, subject to applicable legal limitations and the instructions of any Governmental or Regulatory Authority, each Party shall keep each other Party apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other Parties with copies of notices or other material communications received by such Party, as the case may be, or any of their respective Affiliates, from any third party and/or any Governmental or Regulatory Authority with respect to such transactions. Purchaser shall pay 100% of any filing fee associated with any filings with any Governmental or Regulatory Authority in connection with or otherwise related to the transactions contemplated hereby. Subject to applicable Law relating to the exchange of information, each Party shall permit the other Parties reasonable opportunity, prior to communicating any material information to any Governmental or Regulatory Authority (or members of their respective staffs) in oral or written form, to review in advance and provide comments thereon, and consider in good faith the views of the other Parties in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, or any documents submitted therewith to any Governmental or Regulatory Authority (or members of their respective staffs). Each Party agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental or Regulatory Authority in connection with the transactions contemplated hereby unless it consults with the other Parties in advance and, to the extent not prohibited or required otherwise by such Governmental or Regulatory Authority, gives the other Parties the opportunity to attend and participate.

(c)          In furtherance and not in limitation of the covenants of the Parties contained in this Article VI, if any administrative or judicial Actions or Proceedings, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transactions contemplated by this Agreement as violating any Law, each Party shall cooperate in all respects with each other and, to the extent consistent with reasonable best efforts, shall contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement.

(d)          Except as set forth in Section 6.8(d) of the Purchaser Disclosure Schedule, and notwithstanding anything in this Agreement to the contrary, during the Interim Period, Purchaser agrees that it shall not, and, to its Knowledge, shall not permit any of its Affiliates to (i) acquire or become a “public utility” as defined in Section 201(e) of the FPA, or (ii) own or operate any electric transmission facilities (other than limited and discrete interconnection facilities), any public utility with a franchised electric service territory in the United States, any essential inputs to electricity product or electric power production in the United States, including interstate or intrastate natural gas transportation, storage or distribution facilities, physical coal supply sources or access to transportation of coal supplies, or make any regulatory filing seeking to do any of the foregoing, in each case, which could reasonably be expected to prevent the Parties from securing, or delay the Parties from securing, all required government approvals to consummate the transactions contemplated by this Agreement, or take any action with any Governmental or Regulatory Authority relating to the foregoing, or agree, in writing or otherwise, to do any of the foregoing, in each case which could reasonably be expected to delay or prevent the consummation of the transactions contemplated by this Agreement or result in the failure to satisfy any condition to consummation of the transactions contemplated by this Agreement.

(e)          [***].

Section 6.9         Tax Matters.

(a)          The Company Entities or Sellers on behalf of the applicable Company Entities shall be responsible for the preparation and filing of all federal, state and local Tax Returns of the Company Entities for any Tax Returns that relate to the Pre-Closing Period. Any such Tax Return shall be prepared in a manner consistent with past practice of the Company Entities (unless otherwise required by Law).

(b)          Purchaser shall be responsible for the preparation and filing of all federal, state and local Tax Returns of the Company Entities that are required to be filed after the Closing Date (the “Post-Closing Tax Returns”). Any such Post-Closing Tax Return relating to any amount of Tax for which Sellers or their Affiliates may be responsible (in whole or in part) pursuant to this Agreement (or by operation of law) (i) shall be prepared in a manner consistent with past practice of the Company Entities (unless otherwise required by Law), (ii) with respect to any Tax Return for which Taxes pass through to Sellers or their direct or indirect owners (a “Flow-Through Tax Return”) for a Straddle Period, shall be prepared using an interim closing of the books with calendar day convention under Section 706 of the Code and Treasury Regulations Section 1.706-4 as of the end of the Closing Date, and (iii) shall be submitted by Purchaser to Sellers (together with schedules, statements and, to the extent requested by Sellers, supporting documentation) prior to the due date of such Post-Closing Tax Return and no later than May 15th. If Sellers reasonably object to any item on any such Post-Closing Tax Return or otherwise provide any reasonable comments to such Post-Closing Tax Return, Sellers shall notify Purchaser in writing (which may be via email) of such objection and comments prior to the due date thereof and no later than May 25th, and if any such objected item or comment is for, or solely relates to, a Post-Closing Tax Return for a taxable year or other taxable period that ends on or before the Closing Date (a “Pre-Closing Tax Return”), Purchaser shall incorporate any such comments provided by Sellers with respect to such Pre-Closing Tax Return to the extent consistent with applicable Law. If any such objection or comment is for any other Post-Closing Tax Return, the Parties shall negotiate in good faith and use their commercially reasonable efforts to resolve such items. If the Parties are unable to reach such agreement within ten (10) days after receipt by Purchaser of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within ten (10) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date (including extensions) for such Purchaser Tax Return, the Post-Closing Tax Return shall be filed consistent with Purchaser’s preparation of such Tax Return and then amended to reflect the Independent Accountant’s resolution if required. The costs, fees and expenses of the Independent Accountant shall be borne equally by Purchaser and Sellers. Purchaser, the Company Entities and their respective Affiliates shall promptly forward to Sellers all written notifications and other communications from any Tax authority received by the Company Entities relating to any Tax liability of the Company Entities with respect to a Pre-Closing Period.

(c)          Without limiting anything contained in Section 6.9(a) and (b), (I) if the Closing Date occurs prior to January 1, 2026, Sellers shall prepare (or cause to be prepared) all estimated IRS Schedules K-1 required to be delivered after the Closing Date by or with respect to any Partnership Entity relating to (A) any Tax period ending on or before the Closing Date and (B) any Straddle Period, and (II) if the Closing Date occurs on or after January 1, 2026, (1) with respect to the 2025 Taxable year, Sellers shall prepare (or cause to be prepared), and (2) with respect to the Straddle Period, Purchaser shall prepare (or cause to be prepared), in each case, the estimated IRS Schedules K-1 required to be delivered by or with respect to any Partnership Entity. Each such IRS Schedule K-1 shall be prepared in a manner consistent with past practice of the applicable Partnership Entity (unless otherwise required by Law or this Agreement or reasonably requested by the Purchaser). The preparing Party shall provide the other Party with (x) a draft of the applicable estimated IRS Schedule K-1 no later than February 19th of such year with respect to Shoreham Energy Holdings, LLC for such other Party’s review and comment, and the preparing Party shall consider in good faith any reasonable comments provided by such other Party no later than February 25th of such year.

(d)          To the extent relevant under this Agreement, all Taxes and Tax liabilities of, or with respect to, the income or operations of the Company Entities and the businesses or the assets and properties of the Company Entities that relate to the Overlap Period will be apportioned between the Pre-Effective Date Period and the Post-Effective Date Period in the following manner: (i) in the case of Taxes (including, for the avoidance of doubt, property Taxes) other than income, sales and use and withholding Taxes, on a per diem basis; and (ii) in the case of income, sales and use and withholding Taxes, on a closing of the books basis as determined at the close of business on the Closing Effective Date provided, that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the portion of the Overlap Period ending on and including the day prior to the Closing Effective Date and the portion of the Overlap Period beginning on the Closing Effective Date in proportion to the number of days in each such portion. Notwithstanding the foregoing, any Flow-Through Tax Return shall be prepared in a manner consistent with Section 6.9(b) and (c) for purposes of Taxes that flow through to Sellers or their direct or indirect owners.

(e)          Notwithstanding anything in this Agreement to the contrary, Purchaser shall pay any and all transfer Taxes, including documentary, sales, use, stamp, registration, filing, recording, permit, license, authorization, controlling interest transfer and other similar Taxes and fees (including any penalties and interest thereon) (“Transfer Taxes”) incurred in connection with this Agreement and the transactions contemplated hereby. The Purchaser shall be responsible to timely file all necessary Tax Returns, affidavits and other documentation with respect to any such Transfer Taxes (“Transfer Tax Returns”), unless Sellers are required by applicable Law to file such Transfer Tax Returns and not able to agree otherwise with the Purchaser, in which case Sellers shall be responsible for filing such Transfer Tax Return. In either such case, such filing Party will use commercially reasonable efforts to provide such Transfer Tax Returns to the other Party for their review at least seven (7) days prior to the date such Transfer Tax Returns are due to be filed. The filing Party shall consider in good faith any comments provided by the non-filing Party with respect to such Transfer Tax Returns. The non-filing Party shall promptly reimburse the filing Party for its share of Transfer Taxes shown due on such Transfer Tax Returns, as applicable, and, shall (i) join in the execution of any such Transfer Tax Returns, affidavits and other documentation to the extent required by applicable Laws and (ii) reasonably cooperate with the filing Party to take such commercially reasonable actions as will minimize or reduce the amount of such Transfer Taxes.

(f)           Sellers and Purchaser shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by any other Party, in connection with any audit, examination or other proceeding relating to Taxes of the Company Entities. Notwithstanding anything to the contrary in this Agreement, Sellers shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund for Taxes paid by the Company Entities prior to the Pre-Effective Date Period, amend any Flow-Through Tax Return, in each case, for which Sellers are liable on a pass-through basis that relates to a Pre-Closing Period, and, at Seller’s expense, contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any Tax liability of any Company Entity, in each case, for which Sellers are liable on a pass-through basis with respect to any Flow-Through Tax Return that relates to a Pre-Closing Period (each, a “Seller Tax Matter”), provided, however, that Sellers shall provide to Purchaser (at Purchaser’s expense) reasonable participation rights with respect to so much of any Seller Tax Matter that is reasonably likely to materially affect the Tax liability of Purchaser or the Company Entities for any taxable period after the Closing Date and shall not enter into any settlement of or otherwise compromise any such Seller Tax Matter without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Purchaser shall have the exclusive authority to control any audit or examination by any taxing authority of any other Tax Return of the Company Entities for the Pre-Closing Period filed by Purchaser after the Closing, subject to Sellers’ reasonable participation rights (at Sellers’ expense). With respect to any such Tax matter for a Post-Closing Tax Return relating to any amount of Tax for which Sellers or their Affiliates may be responsible (in whole or in part) pursuant to this Agreement (or by operation of law), Purchaser shall not enter into any settlement of or otherwise compromise such Tax matter that relates to a Flow-Through Tax Return for a Pre-Closing Period or otherwise adversely affects or may adversely affect the Tax liability of Sellers or their Affiliates without the prior written consent of Sellers, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Purchaser shall be authorized to cause to be made (and Sellers shall cooperate with) the election provided by Section 6226 of the Code (or any similar election under state, local or non-U.S. law) with respect to any Seller Tax Matter involving any income Tax Return of any Company Entity for any Pre-Closing Period if permitted by applicable Law.

(g)          With respect to any Seller Tax Matter relating to a Partnership Entity, (A) Sellers shall have the right to name one of the Sellers (or any other Person selected by Sellers) to act as the “partnership representative” or “designated individual” or “tax matters partner” consistent with the requirements under Section 6223 of the Code for each year that is subject of such Seller Tax Matter, and Purchaser shall cooperate (and cause its Affiliates to cooperate) with Sellers to properly make such designations in accordance with all applicable guidance (including cooperating to cause any person to file forms requested by Sellers to resign) to the extent consistent with applicable Law; (B) no person acting as the “partnership representative” or “designated individual” or “tax matters partner” in connection with such Seller Tax Matter shall be entitled to make any election or decision with respect to such Seller Tax Matter without the prior written consent of Sellers, which consent shall not be unreasonably withheld or delayed; and (C) none of Purchaser or the Company Entities shall remove or replace (or permit the removal or replacement of) any such Seller or other designated Person (or the relevant Affiliate) from such roles with respect to such periods unless required by applicable Law or the applicable operating agreement for any such Partnership Entity as in effect immediately prior to the Closing.

(h)          Except as required by applicable Law, without Sellers’ consent, which shall not be unreasonably withheld, conditioned or delayed, Purchaser shall not, and shall not permit any of its Affiliates (including, after the Closing, any Company Entity), to (i) take any actions outside the ordinary course of business on the Closing Date following the Closing, (ii) amend or approve or consent to the amendment, re-filing, revocation or other modification of any Tax Return of any Company Entity for a Pre-Closing Period, or (iii) voluntarily approach any Tax authority regarding any Taxes or Tax Returns of any Company Entity relating to a Pre-Closing Period.

Section 6.10         Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions and execute and deliver such other documents as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein.

Section 6.11         Termination of Affiliate Obligations. Except as set forth in Section 6.11(a) of the Company Disclosure Schedule, at or prior to Closing, Sellers shall, or shall cause the Company Entities to, terminate and release all Contracts and Liabilities between the Company Entities, on the one hand, and Sellers or any of their Affiliates (other than the Company Entities), on the other hand, including, without limitation, the Contracts set forth on Section 6.11(b) of the Company Disclosure Schedule. Sellers agree, among themselves, that any amounts owing as of Closing by a Subsidiary of a Symphony Entity to Deriva Energy and/or any of its Affiliates, and discharged under this Section 6.11, shall be paid by such Symphony Entity to Deriva Energy and/or its applicable Affiliate from the portion of the Closing Purchase Price allocable to such Symphony Entity pursuant to Section 2.2 of the Company Disclosure Schedule.

Section 6.12         Support Obligations. With respect to each guaranty, letter of credit, indemnity, performance or surety bond, cash deposit or other credit support arrangement issued by or for the account of the Company Entities and posted or provided by Sellers or Sellers’ Affiliates (other than the Company Entities), or by Duke or any of its Affiliates, including those items that are listed in Section 6.12 of the Company Disclosure Schedule (collectively, the “Support Obligations”), Purchaser shall furnish or obtain, as of or within 30 Business Days following the Closing, substitute credit support arrangements in replacement for the Support Obligations (including by furnishing letters of credit or cash collateral) and shall ensure that Sellers, Sellers’ Affiliates, Duke and its Affiliates (as applicable) and, where applicable, their sureties or letter of credit issuers be fully and unconditionally released from their respective obligations under or otherwise with respect to the Support Obligations (with outstanding letters of credit returned by cancellation), in each case, in form and substance reasonably satisfactory to Sellers or the beneficiary of Sellers’ credit support; provided that, with respect to cash deposits, Sellers may elect to have such collateral not replaced by Purchaser and instead leave such collateral in place as of Closing, provided, further, that Sellers shall, and shall cause their Affiliates (which, for the avoidance of doubt, shall not include Duke or any of its Affiliates) to, reasonably cooperate with Purchaser in connection with the foregoing; provided, further, that, notwithstanding anything in this Agreement to the contrary, Purchaser shall furnish or obtain substitute credit support arrangements in replacement for the Specified Support Obligations, and shall ensure that Sellers, Sellers’ Affiliates, Duke and its Affiliates (as applicable) be fully and unconditionally released from their respective obligations under or otherwise with respect to the Specified Support Obligations simultaneously with the Closing, in each case in form and substance reasonably satisfactory to Sellers or the beneficiary of Sellers’ credit support. Notwithstanding Purchaser’s compliance with this Section 6.12, if any such Support Obligation remains outstanding after the Closing, Purchaser shall, effective as of the Closing and until the earlier of release of all Support Obligations by Sellers, Duke or their respective Affiliates, as applicable, (a) indemnify, defend or hold harmless, Sellers, Duke, their respective Affiliates and their respective managers, officers, directors, employees, representatives, successors and assigns from and against, and reimburse and compensate them for, any and all Losses (including any out-of-pocket costs and expenses) incurred by any of them relating to the applicable Support Obligation the release of which did not occur as of the Closing, and not permit any Company Entity to, amend, modify or renew any Contract giving rise to such Support Obligations without the prior written consent of Sellers, and (b) pay to Sellers the applicable fee indicated on Section 6.12 of the Company Disclosure Schedule, which fee shall be due and payable by Purchaser to Sellers in monthly installments in arrears until the release of all Support Obligations. Notwithstanding anything to the contrary herein, during the Interim Period, Sellers and/or Sellers’ Affiliates (including the Company Entities) shall be entitled, in their sole discretion, to replace Specified Support Obligations currently posted or provided by Duke or its Affiliates with cash deposits, letters of credit, guaranties or performance bonds in amounts not materially greater than the amounts set forth on Section 6.12 of the Company Disclosure Schedule, which if posted or provided by Sellers or Sellers’ Affiliates other than the Company Entities, shall be treated as Support Obligations required to be replaced by Purchaser hereunder; provided that any such replacement cash deposits, letters of credit, guaranties or performance bonds shall not be direct obligations of any Company Entities.

Section 6.13         Insurance. Purchaser shall be solely responsible for providing insurance to the Company Entities after the Closing. Purchaser acknowledges that, effective upon the Closing, Sellers or any of their respective Affiliates may terminate or modify the Insurance Policies to exclude coverage of the Company Entities, the businesses of the Company Entities and their respective properties from the Insurance Policies or any other policies of insurance maintained by Sellers or any of their respective Affiliates.

Section 6.14         R&W Insurance Policy. On the date of this Agreement, Purchaser or one of its Affiliates may bind a “buyer’s” representations and warranties insurance policy, in respect of the representations and warranties contained in this Agreement or in any certificate, document or other instrument contemplated by or delivered in connection with this Agreement (such policy, the “R&W Insurance Policy”). All premiums, underwriting fees, brokers’ commissions and other costs and expenses related to the R&W Insurance Policy shall be borne solely by Purchaser or one or more of its Affiliates. The R&W Insurance Policy shall expressly waive any claims of subrogation against Sellers and their respective Affiliates, except for Fraud with respect to the making of the representations and warranties contained in Article III and Article IV (such provisions, the “Seller R&W Provisions”). The Parties acknowledge that Purchaser obtaining the R&W Insurance Policy is a material inducement to each of the Parties’ entering into the transactions contemplated by this Agreement. Notwithstanding the foregoing, Purchaser acknowledges and agrees that obtaining the R&W Insurance Policy is not a condition to the Closing, and Purchaser shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement regardless of whether the R&W Insurance Policy becomes effective. Prior to binding the R&W Insurance Policy, Purchaser shall provide Sellers with a reasonable opportunity to review and comment on such policy and to verify compliance with the applicable terms and provisions of this Agreement, and will cooperate reasonably with Sellers’ reasonable requests from time to time in connection therewith. Neither Purchaser nor its Affiliates shall (and the Company Entities shall not after the Closing), either prior to or following the Closing, amend, terminate, modify or waive the Seller R&W Provisions in a manner that would adversely affect Sellers or any of their Affiliates (including the Company Entities prior to Closing) without the prior written consent of the Sellers. From and after the date hereof, Purchaser shall: (a) comply with and maintain the R&W Insurance Policy in full force and effect in accordance with its terms and (b) take all actions needed to satisfy on a timely basis all conditions necessary for the continuance of coverage under the R&W Insurance Policy.

Section 6.15         Records Retention. Purchaser shall, and shall cause the Company Entities to, retain, for at least seven (7) years after the Closing Date, all books, records and other documents of the Company Entities to the extent relating to events that occurred prior to the Closing, or for any longer periods as may be required by any Governmental or Regulatory Authority or ongoing litigation, and, upon reasonable prior notice from the Sellers, during normal business hours and at Sellers’ cost and expense, to make the same (or copies thereof) available to Sellers to the extent (i) relating to events that occurred prior to the Closing and (ii) needed for a legitimate business purpose. In the event Purchaser, the Company Entities or their respective Affiliates wish to destroy any such books, records, or other documents after such time, Purchaser shall first give ninety (90) days’ prior written notice to Sellers and Sellers shall have the right, at their option and expense, upon prior notice given to Purchaser within such ninety (90) day period, to take possession of the books and records that existed as of the Closing Date within one hundred and eighty (180) days after the date of such notice. Sellers shall indemnify, defend and hold harmless Purchaser and the Company Entities from and against any claims, demands, actions, causes of action or Losses that they or any of them may suffer or incur, or that may be made or brought against any of them, as a result of, in respect of, or arising out of the activities of Sellers under this Section 6.15.

Section 6.16         [Reserved].

Section 6.17         Use of Certain Names.

(a)          As soon as practicable following the Closing, (x) but in no event later than fifteen (15) Business Days after the Closing, Purchaser shall, and shall cause the applicable Company Entities to, file such documents and take, or cause to be taken, such necessary actions, to file with competent Governmental or Regulatory Authorities to change the corporate names of the Company Entities, and (y) but in no event later than one hundred twenty (120) days after the Closing, (collectively, and as applicable, “Phase Out Period”), Purchaser shall, and shall cause the applicable Company Entities to, cease and permanently discontinue any and all uses of the names “Deriva” and “Duke” and any trademark, service mark, Internet domain name, or any other indicia of origin comprising or including any of the foregoing terms, including all logos and trade dress, including color schemes, associated therewith, including, as shown on Section 6.17(a) of the Company Disclosure Schedule, as used by the applicable Company Entities, in connection with the conduct of the business of the applicable Company Entities (the “Seller Parent Marks”), and any words or expressions similar thereto or constituting an abbreviation or extension thereof or that could reasonably be expected to, in each case, raise a likelihood of confusion with the Seller Parent Marks and remove or cover all Seller Parent Marks from, or destroy, any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials or things in the applicable Company Entities’ possession or under the applicable Company Entities’ control bearing any of the Seller Parent Marks, provided, however, that such requirement shall not apply to the reference to prior entity names in applicable Governmental or Regulatory Approvals or within the Company Entities’ Contracts to the extent Purchaser uses commercially reasonable efforts to change such reference during the Phase Out Period and is unsuccessful. Purchaser further agrees and undertakes, and shall cause the Company Entities to further agree and undertake, to make no use, during or after the Phase Out Period, of any and all names, trademarks, service marks, Internet domain names, or any other indicia of origin that were historically used in connection with the business of the applicable Company Entities, but are no longer in use, including those comprising “Symphony” and “Wind Star”. During the Phase Out Period, Purchaser and the Company Entities are granted a non-exclusive, revocable, non-transferrable, royalty-free license to use the Seller Parent Marks (other than Duke) in accordance with this Section 6.17. During the term of this license, Purchaser acknowledges and agrees, on behalf of itself and the Company Entities, that: (a) they acquire no rights in the Seller Parent Marks outside of their licensed rights; (b) all rights in the Seller Parent Marks, registered and unregistered including goodwill, are the exclusive property of their respective owners, inuring thereto, and that they obtain no rights in the Seller Parent Marks; (c) they will not use the Seller Parent Marks in any way or do anything that is likely to adversely affect the reputation in the Seller Parent Marks during the term of their license or afterwards; (d) they will not during the term of their license and use or afterwards use the Seller Parent Marks in any way or do anything that is likely to adversely affect Seller Parent Marks, including any trademark applications or registrations, the Seller Parent Marks respective owners’ right and title thereto, or the validity or distinctiveness of the Seller Parent Marks, and they will ensure that their use of the Seller Parent Marks comply with all laws within the territories of its use; (e) the Seller Parent Marks are the product of significant time and resources which, if misused or infringed in any way, would cause significant damage to respective owners of the Seller Parent Marks; (f) they will not apply to register any trademarks, tradenames, domain names or other indicia or identifiers consisting of or containing the Seller Parent Marks or assist any other party to do so during the term of their license and use or afterwards; (g) they will maintain at least the current standard with respect to the nature, character and quality of the associated services and any goods, and comply with the reasonable standards and directions of Sellers and the respective owners of the Seller Parent Marks as to use of the Seller Parent Marks, including all standards and directions that have and may be provided from time to time in respect of the nature, character and quality of goods and services provided in association with the Seller Parent Marks; (h) they will inform Sellers and the respective owners of the Seller Parent Marks of any infringements of the Seller Parent Marks and fully cooperate with any actions Sellers and the respective owners of the Seller Parent Marks choose, at their sole discretion, to take; (i) they must not make any admission, settlement or compromise in relation to the Seller Parent Marks, without Sellers’ and the respective owners of the Seller Parent Marks’ prior written approval; (j) they shall indemnify and save harmless Sellers and the respective owners of the Seller Parent Marks from and against any and all losses, liabilities, claims, demands, actions and causes of action whatsoever arising in connection with or relating directly or indirectly to any third party actions or proceedings arising out of or relating to their use of the Seller Parent Marks, including the reasonable costs and legal fees incurred in the investigation, defense or settlement of any such losses, liabilities, claims, demands, actions and causes of action. Notwithstanding the foregoing, no license is granted for the Seller Parent Mark, “Duke” or any trademark, service mark, Internet domain name, or any other indicia of origin comprising or including such term, including all logos and trade dress, including color schemes, associated therewith.

(b)          Without limiting any of the obligations in Section 6.17(a), in no event shall Purchaser or any of its Affiliates use any of the Seller Parent Marks after the Closing in any manner or for any purpose different from the use of such Seller Parent Marks by the applicable Company Entities preceding the Closing, and neither Purchaser nor any of its Affiliates shall affix any of the Seller Parent Marks or words or expressions similar thereto or constituting an abbreviation or extension thereof or that could reasonably be expected to, in each case, raise a likelihood of confusion with the Seller Parent Marks on any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials or things that are created or produced after the Closing.

(c)          Purchaser expressly acknowledges and confirms that, except the limited right to use Seller Parent Marks as provided in Section 6.17(a), (i) Purchaser shall not receive any right, title or interest in or to the Seller Parent Marks and (ii) from and after the Closing, Purchaser shall not, and shall cause the applicable Company Entities not to, use Seller Parent Marks or any trademarks substantially similar thereto, and Purchaser acknowledges that it, its Affiliates and the Company Entities have no rights whatsoever to apply to register any Seller Parent Marks or any trademarks substantially similar thereto in any jurisdiction.

Section 6.18         KYC/AML Requirements under Financing Arrangements. Purchaser hereby agrees to fully cooperate with Sellers and the Company Entities in satisfying all “Know Your Customer” requirements (collectively, the “KYC Requirements”), “Anti-Money Laundering” requirements (collectively, the “AML Requirements”), and all other similar obligations or requirements under any and all financing agreements or similar agreements that are currently in place or may be executed by any of the Company Entities after the date hereof. Purchaser shall, at its own cost and expense, use commercially reasonable efforts to provide all information and documentation reasonably necessary to enable Sellers and/or the Company Entities to comply with any KYC Requirements, AML Requirements, or any other similar obligations or requirements under such financing agreements or similar agreements, prior to Closing.

Section 6.19         Transfer of Certain Assets; Delayed Transferred Assets.

(a)          Sellers shall use commercially reasonable efforts to transfer, or cause one or more of their Affiliates to transfer, to one or more of the Company Entities prior to the Closing the assets set forth on Section 6.19 of the Company Disclosure Schedule (collectively, the “Transferred Assets”), in accordance with and subject to the limitations set forth on Section 6.19 of the Company Disclosure Schedule. If and to the extent that any such transfer of a Transferred Asset prior to Closing would result in the failure to obtain any consent, approval, waiver or authorization required for such transfer (“Transferred Asset Consent”), then, with respect to any such Transferred Asset (each a “Delayed Transferred Asset”) such Delayed Transferred Asset shall not be transferred to one or more Company Entities prior to the Closing and instead such transfer shall be automatically deferred until such time as each Transferred Asset Consent applicable to such Delayed Transferred Asset is obtained. In the event of any Delayed Transferred Asset:

(i)           Sellers and Purchaser shall use commercially reasonable efforts to promptly obtain each such Transferred Asset Consent and thereafter transfer the Delayed Transferred Asset to one or more Company Entities;

(ii)          Following the Closing until such transfer of the Delayed Transferred Asset is complete, Sellers shall, directly or indirectly, (i) hold such Delayed Transferred Asset for the use and benefit of the Company Entities (at the expense of Purchaser) insofar as reasonably practicable; and (ii) to the extent not prohibited, take or cause to be taken such other actions as may be reasonably requested by Purchaser (including entry into such cooperative arrangements as may be reasonably acceptable to Sellers and Purchaser) in order to place Purchaser, insofar as reasonably practicable, in substantially the same position as if such Delayed Transferred Asset had been transferred as contemplated by this Section 6.19 prior to the Closing and so that all the benefits and burdens relating to such Delayed Transferred Asset (including possession, use, risk of loss, potential for gain, and control over such Delayed Transferred Asset) are to inure to the Company Entities from and after the Closing; and

(iii)         None of Sellers or their Affiliates shall be obligated to expend any money with respect to any Delayed Transferred Asset unless the necessary funds are first advanced by Purchaser.

(b)          The Parties shall cause the Transferred Affiliate Agreements (as defined in Section 6.11(a) of the Company Disclosure Schedule) to be transferred to the “Transferee Entity” as set forth on Section 6.19 of the Company Disclosure Schedule, or, if reasonably requested by Purchaser, to one or more other Affiliates of Purchaser, in each case effective upon Closing; provided, however, that if such “Transferee Entity” (or, if so requested, other Affiliates of Purchaser) will not accept such transfer of one or more Transferred Affiliate Agreements, then the applicable Transferred Affiliate Agreements instead will be transferred to one or more Company Entities consistent with clause (a) above.

Section 6.20         Electronic Data Room.  Within ten (10) Business Days following the Closing Date, Sellers shall deliver to Purchaser, or shall make available for download by Purchaser, a true and correct digital copy of all documents in the Electronic Data Room as of the Closing Date.

Section 6.21         Books and Records. Except as included in the Electronic Data Room as of the Closing, Sellers shall provide to Purchaser, (a) reasonably promptly on or after the Closing, all material books and records of the Company Entities in the possession and control of Sellers or their Affiliates, including: (A) copies of annual or biennial reports filed in the state of formation of the applicable Company Entity, as well as any other jurisdiction where such Company Entity is qualified to do business; (B) a federal tax identification confirmation letter for the Company Entities; (C) all minutes and written resolutions of the Company Entities; (D) the contact information of the current registered agent for the Company Entities; (E) all Contracts to which a Company Entity is a party and has remaining obligations (including, but not limited to, all such Contracts with reasonably foreseeable indemnity obligations (including Material Contracts and other Contracts)), and (F) waste management records, records that support environmental reporting, and records that prove compliance with permit conditions (such records may include, for example, calculations, chemical inventory, employee training records, and inspection information), and (b) within ten (10) Business Days following the end of the month that includes the Closing, such trial balances for the Company Entities as are maintained in the ordinary course as of and for the month ended that includes the Closing, and trial balances for the Company Entities as of and for the period beginning on the first of the month and ending on the date of the Closing, including and specifically noting any intercompany activity between the Company Entities that would typically be eliminated in consolidation. Notwithstanding anything to the contrary in this Section 6.21, none of Sellers or their Affiliates shall be obligated to disclose, or cause to be disclosed, any information that could reasonably be expected to (i) violate any applicable Law, (ii) result in the loss of attorney-client privilege with respect to such information, (iii) result in a breach of an agreement to which Sellers or their Affiliates are a party, if Sellers or their Affiliates, as applicable, have made reasonable efforts to obtain the consent of the other party to such agreement to such disclosure, or (iv) result in the disclosure of any trade secret or confidential information of third parties, if Sellers or their Affiliates, as applicable, have used reasonable efforts to obtain the consent of such third party to such disclosure.

Article VII

CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate the transactions contemplated herein are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

Section 7.1           Representations and Warranties. The representations and warranties of Sellers contained in this Agreement (other than the Seller Fundamental Representations and the Company Fundamental Representations) shall be true and correct as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except where the failure of such representations and warranties to be true and correct (in each case disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Seller Fundamental Representations and the Company Fundamental Representations shall be true and correct as of the Closing Date in all material respects as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date).

Section 7.2           Performance. Sellers shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Sellers, at or before the Closing, including those set forth in Section 6.11 (Termination of Affiliate Obligations) and Section 6.19 (Transfer of Certain Assets).

Section 7.3           Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

Section 7.4           Governmental or Regulatory Approvals. All Governmental or Regulatory Approvals set forth in Section 7.4 of the Company Disclosure Schedule shall have been obtained, made or given, and shall be in full force and effect.

Section 7.5           Consents. All approvals, consents and actions, filings and notices set forth in Section 7.5 of the Company Disclosure Schedule shall have been obtained, made or given, and shall be in full force and effect.

Section 7.6           Closing Deliverables. Sellers shall have delivered, or have caused to be delivered, to Purchaser the items set forth in Section 2.3(b).

Section 7.7           Reorganization. The Reorganization shall have been completed to Purchaser’s satisfaction, such satisfaction not to be unreasonably withheld, conditioned or delayed.

Article VIII

CONDITIONS TO OBLIGATIONS OF SELLERS

The obligation of Sellers to consummate the transactions contemplated herein is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in their sole discretion):

Section 8.1           Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement (other than the Purchaser Fundamental Representations) shall be true and correct as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except where the failure of such representations and warranties to be true and correct (in each case disregarding all qualifications and exceptions contained therein relating to materiality) would not reasonably be expected to prevent or materially delay the performance by Purchaser any obligation under, or the consummation of the transactions contemplated by, this Agreement. The Purchaser Fundamental Representations shall be true and correct as of the Closing Date in all material respects as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date).

Section 8.2           Performance. Purchaser shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be performed or complied with by Purchaser at or before the Closing.

Section 8.3           Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

Section 8.4           Concurrent Closings. The “Closing” as defined and contemplated by the Other Purchase Agreement shall be consummated nearly simultaneous with the Closing under this Agreement.

Section 8.5           Governmental or Regulatory Approvals. All Governmental or Regulatory Approvals set forth in Section 8.5 of the Company Disclosure Schedule shall have been obtained, made or given, and shall be in full force and effect or shall have occurred.

Section 8.6           Consents. All approvals, consents and actions, filings and notices set forth in Section 7.5 of the Company Disclosure Schedule shall have been obtained, made or given, and shall be in full force and effect.

Section 8.7           Specified Support Obligations. Sellers shall have received true, correct and complete copies of documents or instruments required to release, as applicable, Sellers, their respective Affiliates, Duke or its respective Affiliates, (and, as applicable, letter of credit issuers and other third parties) from each Specified Support Obligation.

Section 8.8           Closing Deliverables. Purchaser shall have delivered, or shall cause to be delivered, to Sellers the items set forth in Section 2.3(c).

Section 8.9           Reorganization. The Reorganization shall have been completed; provided however that if Purchaser waives any completion of the Reorganization pursuant to Section 7.7 and requests that Sellers waive this condition, then Sellers shall also waive the completion of the Reorganization absent a bona fide reason.

Article IX

NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS

Section 9.1           Non-Survival of Representations and Warranties and Certain Covenants.

(a)          Each of the representations and warranties and the covenants and agreements (solely to the extent such covenant or agreement is to be fully and finally performed by a Party on or prior to the Closing) of the Parties set forth in this Agreement or in any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, (whether in contract, in tort or at law or in equity) may be brought with respect thereto after the Closing, provided, however, that in the event of Fraud with respect to any representation or warranty made by a Party in this Agreement and in any certificate related to any such representation or warranty, such representation or warranty shall survive and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the Parties, until 11:59:59 P.M. EST on the date that is thirty (30) days following the expiration of the applicable statute of limitations for such Fraud. Each covenant and agreement that explicitly contemplates performance after the Closing, will, in each case, expressly survive the Closing, and nothing in this Section 9.1 and Section 9.2 shall be deemed to limit any rights or remedies of any Party for breach of any such surviving covenant or agreement. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 9.1 shall (a) affect or otherwise limit any claim made or available under the R&W Insurance Policy against the applicable insurer; or (b) apply with respect to Fraud.

(b)          Purchaser and Sellers acknowledge and agree, that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated hereby and that, without the agreements set forth in this Section 9.1, none of the Parties would enter into this Agreement.

Section 9.2           Release.

(a)          Except as otherwise expressly provided in this Agreement or any other document contemplated hereby, effective as of the Closing, Sellers, on behalf of themselves and their respective Representatives and Affiliates, and their respective heirs, successors and assigns (collectively, the “Seller Related Persons”), hereby release and forever discharge Purchaser and its Affiliates (including the Company Entities from and after the Closing) and Purchaser’s and its Affiliates’ respective agents, representatives, directors, officers and employees and their respective representatives, successors and assigns (together, the “Purchaser Released Parties”) from any and all claims, demands, rights, causes of action, legal proceedings, Orders, remedies, obligations, damages and Liabilities of whatsoever kind or character arising as a result of any event or condition, or action or inaction of the Purchaser Released Parties, from the beginning of time until the Closing, whether known or unknown, absolute or contingent, both at law and in equity, which a Seller or its Seller Related Persons ever had, now has, or ever may have, against any Purchaser Released Party up to and including the Closing, in each case relating to, (i) Company Entities, (ii) the Units, (iii) the operation, management, use or control of the businesses of the Company Entities or the transactions contemplated by this Agreement, or (iv) any information provided by Purchaser or any of its Affiliates to Sellers in connection with or relating to the transactions contemplated hereby, except for (a) Fraud, or (b) the rights or obligations of any Person under this Agreement or related transaction documents contemplated under this Agreement.

(b)          Except as otherwise expressly provided in this Agreement or any other document contemplated hereby, effective as of the Closing, Purchaser, on behalf of itself and its Representatives and Affiliates, and its and their heirs, successors and assigns (collectively, the “Purchaser Related Persons”), hereby absolutely, unconditionally and irrevocably releases and discharges, fully, finally and forever, Sellers and each of their respective Affiliates and Sellers’ and their respective Affiliates’ respective agents, representatives, directors, officers and employees (together, the “Seller Released Parties”) from any and all claims, demands, rights, causes of action, legal proceedings, Orders, remedies, obligations, damages and Liabilities of whatsoever kind or character, including any claim or right of contribution under or relating to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any other Environmental Law, arising as a result of any event or condition, or action or inaction of the Seller Released Parties, from the beginning of time until the Closing, whether known or unknown, absolute or contingent, both at law and in equity, which Purchaser or its Purchaser Related Persons ever had, now has, or ever may have, against any Seller Released Party up to and including the Closing, in each case relating to, (i) the Company Entities, (ii) the Units, (iii) the operation, management, use or control of the businesses of the Company Entities or the transactions contemplated by this Agreement, or (iv) any information provided by Sellers or any of their respective Affiliates (including the Company Entities prior to the Closing) to Purchaser or any of its Affiliates in connection with or relating to the transactions contemplated hereby, except for (a) Fraud or (b) the rights or obligations of any Person under this Agreement or related transaction documents contemplated under this Agreement.

Section 9.3           Certain Limitations. Notwithstanding anything in this Agreement to the contrary, no Representative or Affiliate of, or direct or indirect equity owner in any Party shall have any personal liability to the other Party or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of such Party in this Agreement except as set forth in the Purchaser Parent Guaranty.

Article X

TERMINATION

Section 10.1        Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing, by written notice from either Purchaser, on the one hand, or Sellers, on the other hand, to the other Parties (except for paragraph (a) below):

(a)          by mutual written consent of Purchaser and Sellers;

(b)          by either Purchaser or Sellers:

(i)            if the Closing has not occurred on or before one hundred and eighty (180) days from the date of this Agreement, which date may be extended by either Sellers, on the one hand, or Purchaser on the other hand, by notice to the other Parties, for up to two additional periods of forty-five (45) days each, which shall not exceed ninety (90) days in the aggregate, if (A) any Governmental or Regulatory Approval has not been obtained by the date that is one hundred and eighty (180) days (as may be extended pursuant to this Section 10.1(b)(i)) from the date of this Agreement and (B) the lack of such Governmental or Regulatory Approval is a reason that Purchaser’s and/or Sellers’, as applicable, unwaived conditions to consummate the Closing are unfulfilled as of the date (with the exception of conditions that may only be satisfied on the Closing Date) that is one hundred and eighty (180) days (as may be extended pursuant to this Section 10.1(b)(i)) from the date hereof (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(ii)          if any court of competent jurisdiction or other Governmental or Regulatory Authority shall have issued a final Order or enacted any Law or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or Law or other action is or shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, such Order or final action;

(c)          at any time before the Closing, by Purchaser (provided, that Purchaser is not in material breach under this Agreement) if (i) there has been a breach by Sellers of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied, and (ii) such breach is not curable, or, if curable, is not cured the second Business Day before the Termination Date; or

(d)          at any time before the Closing, by Sellers (provided, that Sellers are not in material breach under this Agreement) if (i) there has been a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied, and (ii) such breach is not curable, or, if curable, is not cured within the second Business Day before the Termination Date; provided, however, that no cure period shall apply to Purchaser’s obligation to pay the Estimated Purchase Price.

Section 10.2         Effect of Termination; Reverse Termination Fee.

(a)          If this Agreement is validly terminated pursuant to Section 10.1, (i) this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either Purchaser or Sellers (or any of their respective Affiliates or Representatives) in respect of this Agreement; provided, that the provisions set forth in Section 6.1(b), Section 6.5, this Article X and Article XI will continue to apply following any termination hereof and, (ii) subject to Section 10.2(c), no Party shall be relieved of any liability for Fraud or any willful and material breach of this Agreement occurring prior to such termination. Nothing in this Article X shall prohibit any Party from seeking specific performance of the terms of this Agreement pursuant to, and on the terms and conditions of, Section 11.6, and for purposes of clarification, Sellers may simultaneously seek payment of the Reverse Termination Fee and the remedy of specific performance pursuant to Section 11.6; provided, however, that Sellers shall be entitled to only one such remedy.

(b)          If the transactions contemplated by this Agreement shall be validly terminated in accordance with Section 10.1, by giving written notice thereof to the other Party, then without further action by any Party; each Party shall and shall cause its Affiliates and Representatives to (i) return or destroy all written Proprietary Information of the other Party (including Proprietary Information stored on electronic, magnetic or similar media), whether obtained before or after the execution of this Agreement, and (ii) continue to treat all Proprietary Information of the other Party in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding any termination hereof.

(c)          If this Agreement is validly terminated by (i) either Sellers or Purchaser pursuant to Section 10.1(b) and Sellers would have been entitled to terminate this Agreement pursuant to Section 10.1(d) or (ii) by Sellers pursuant to Section 10.1(d) then, in each case of clauses (i) and (ii), Purchaser shall pay, or cause to be paid, to Sellers and/or their designees, the Reverse Termination Fee, within five (5) Business Days after written notice of such termination, without offset or deduction of any kind, by wire transfer of immediately available funds to an account or accounts specified by Sellers in writing to Purchaser, which shall be the sole and exclusive remedy (whether at Law, in equity, in contract, in tort or otherwise) of the Sellers against the Purchaser for any breach, Liability, Loss or damage suffered by the Sellers in connection with such termination. Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing or decreasing the amount of the Reverse Termination Fee or expanding or restricting the circumstances in which the Reverse Termination Fee is to be paid, the Parties acknowledge and agree that the Reverse Termination Fee is not a penalty, but rather constitutes liquidated damages in a reasonable amount that will compensate Sellers in the circumstances in which the Reverse Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, and the payment of the Reverse Termination Fee in the circumstances specified herein is supported by due and sufficient consideration. Each Party acknowledges and agrees that the agreements contained in this Section 10.2(c) are an integral part of this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. If Purchaser fails to promptly pay the Reverse Termination Fee in full when due, Purchaser shall additionally pay to Sellers (i) Sellers’ and their respective Affiliates’ costs and expenses (including attorneys’ fees) in connection with recovering the Reverse Termination Fee in full, including attorney’s fees and all other costs of any action or proceeding to recover such amounts, and (ii) interest on the amount of the Reverse Termination Fee or portion thereof from the date due through the date of actual payment at the prime lending rate prevailing at such time, as published in The Wall Street Journal, plus four percent (4%) per annum.

Article XI

MISCELLANEOUS

Section 11.1         Entire Agreement. This Agreement supersedes all prior discussions and agreements between the Parties and their respective Affiliates with respect to the subject matter hereof, and, together with each other agreement or instrument to be delivered hereunder by any Party or its Affiliates (including the written agreements, Schedules and certificates referred to herein or delivered pursuant hereto), the Purchaser Parent Guaranty, and the Confidentiality Agreement, contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.

Section 11.2         Expenses. Except as otherwise specified in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, Sellers shall pay any customary third-party fees or expenses and required in the course of obtaining any third-party consents, waivers or approvals in connection with the consummation of the transactions contemplated hereby (excluding, for the avoidance of doubt, any filing fees paid to any Governmental or Regulatory Authority that are required to be paid by Purchaser pursuant to this Agreement or fees to be paid with respect to Support Obligations); provided however, that, in the event any third-party requires payment to convince such third-party to grant consent, such payment shall not be customary and the Parties shall discuss such payment in good faith but neither Party shall be obligated to pay such amount unilaterally.

Section 11.3         No Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 11.4         Amendments. Any provision of this Agreement may be modified, supplemented or waived only by an instrument in writing duly executed by Purchaser and Sellers. Any such modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon each of Purchaser and Sellers, and any such waiver shall be effective only in the specific instance and for the purposes for which given.

Section 11.5         Addresses for Notices. All notices and other communications required or permitted to be given or made under this Agreement shall be given or made in writing, by physical (including by mail or courier) or electronic mail delivery to the address specified below or such other address as shall be designated in a notice in writing. Notices will be effective upon receipt.

If to Sellers, to:

Deriva Energy, LLC
550 South Caldwell Street
Charlotte, NC 28202
Attn:	[***]
Email:	[***]

With a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095
Attn:	[***]
[***]
[***]
Email:	[***]
[***]
[***]

If to Purchaser, to:

Clearway Energy Operating LLC
300 Carnegie Center, Suite 300
Princeton, NJ 08540
Attn:	[***]
Email:	[***]

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
701 Fifth Avenue, Suite 5100
Seattle, WA 98104-7036
Attn:	[***]
[***]
Email:	[***]
[***]

Section 11.6         Specific Performance. The Parties agree that, upon a breach or threatened breach of this Agreement by any Party, the remedies at law of the other Party for a breach or threatened breach of this Agreement shall not be a sufficient remedy and that the Parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity. For purposes of clarification, nothing contained in this Agreement shall prevent or impair the ability of a Party to seek specific performance prior to Closing. The Parties further agree that (i) the seeking of the remedies provided for in this Section 11.6 by a Party to this Agreement shall not be required to provide any bond or other security in connection with such order or injunction or in any respect constitute a waiver by any Party of its right to seek any other form of relief that may be available to any Party under this Agreement, from and after the Closing, and (ii) nothing set forth in this Agreement shall require any Party hereto to institute any proceeding for (or limit such Party’s right to institute any proceeding for) specific performance under this Section 11.6 prior to or as a condition to exercising any termination right under Article X, nor shall the commencement of any legal proceeding pursuant to this Section 11.6 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article X or pursue any other remedies under this Agreement that may be available then or thereafter. If any Party brings any claim to enforce specifically the performance of the terms and provisions of this Agreement, the Termination Date shall automatically be extended by the time period between the commencement of such claim and the date on which such claim is fully and final resolved.

Section 11.7         Captions. The captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 11.8         No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party. Subject to this Section 11.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

Section 11.9         No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person other than (i) any Person entitled to indemnity under Section 6.12, and Section 6.17, (ii) the rights of the Purchaser Released Parties under Section 9.2(a) which shall be enforceable by each of the Purchaser Released Parties, and (iii) the rights of the Seller Released Parties under Section 9.2(b) which shall be enforceable by each of the Seller Released Parties.

Section 11.10      Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the Parties may execute this Agreement by signing any such counterpart.

Section 11.11      Governing Law. This Agreement and any Actions or Proceedings arising out of the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to any choice of law or conflict of law rules or principles thereof that would require the application of the rules of another jurisdiction.

Section 11.12      Consent to Jurisdiction.

(a)          For all purposes of this Agreement, and for all purposes of any Actions or Proceedings arising out of or relating to the transactions contemplated hereby or for recognition or enforcement of any judgment, each Party submits to the exclusive personal jurisdiction of the courts of the Borough of Manhattan, City of New York, State of New York and the federal courts of the United States sitting in New York County, and hereby irrevocably and unconditionally agrees that any such Actions or Proceedings shall be exclusively heard and determined in such New York court or, to the extent permitted by law, in such federal court.

(b)          Each Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so:

(i)           any objection which it may now or hereafter have to the laying of venue of any Actions or Proceedings arising out of or relating to this Agreement or any related matter in any New York state or federal court located in New York County; and

(ii)          the defense of an inconvenient forum to the maintenance of such Actions or Proceedings in any such court.

(c)          Each Party irrevocably consents to service of process by registered mail, return receipt requested, as provided in Section 11.5. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by law.

Section 11.13      Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT.

Section 11.14      Disclosure. Any inclusion by Sellers of disclosure, or any references to dollar amounts, in the Company Disclosure Schedule shall not be deemed to be an acknowledgment or representation that such items are required to be disclosed or listed thereon, that such items are material, to establish any standard of materiality, to define further the meaning of such terms for purposes of this Agreement (unless otherwise indicated) or that such item would reasonably be expected to have a Material Adverse Effect. In no event shall the inclusion of any matter in the Company Disclosure Schedule be deemed or interpreted to broaden Sellers’ representations, warranties, covenants or agreements contained in this Agreement.

Section 11.15      Acknowledgement and Waiver.

(a)          It is acknowledged by each Party that Sellers and the Company Entities have retained White & Case LLP (“W&C”) to act as their counsel in connection with the transactions contemplated hereby and that W&C has not acted as counsel for any other Person in connection with the transactions contemplated hereby for conflict of interest or any other purposes. Purchaser (on behalf of itself, and on behalf of the Company Entities from and after the Closing) agrees that any attorney-client privilege and the expectation of client confidence attaching as a result of W&C’s representation of Sellers or the Company Entities related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, including all communications between W&C and Sellers, the Company Entities, and/or their respective Affiliates in preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect. Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between the Company Entities, on the one hand, and W&C or any other legal counsel or financial advisor, on the other hand, related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement are hereby assigned and transferred to Sellers, (ii) Purchaser (on behalf of itself, and on behalf of the Company Entities from and after the Closing) hereby releases all of its right and interest to and in such communications and related materials and (iii) Purchaser (on behalf of itself, and on behalf of the Company Entities from and after the Closing) hereby releases any right to assert or waive any privilege related to the communications referenced in this Section 11.15.

(b)          Purchaser (on behalf of itself, and on behalf of the Company Entities from and after the Closing) agrees that, notwithstanding any current or prior representation of the Company Entities by W&C, W&C shall be allowed to represent Sellers or any of their Affiliates in any matter and dispute adverse to Purchaser and/or the Company Entities that either is existing on the date hereof or arises in the future and which relates to this Agreement and the transactions contemplated hereby; and Purchaser (on behalf of itself, and on behalf of the Company Entities from and after the Closing) hereby waives any conflicts or claim of privilege that may arise in connection with such representation, in each case, provided that, as a condition to any such representation, none of Sellers, their Affiliates nor W&C shall be permitted to utilize any information prepared by or on behalf of, or otherwise relating to, the Company Entities that Sellers have retained pursuant to Section 11.15(a). Further, Purchaser (on behalf of itself, and on behalf of the Company Entities from and after the Closing) agrees that, in the event that a dispute arises after the Closing between Purchaser or the Company Entities and Sellers or any of their Affiliates, W&C may represent Sellers or their Affiliates in such dispute even though the interests of Sellers or their Affiliates may be directly adverse to Purchaser or the Company Entities.

(c)          Purchaser acknowledges that any advice given to or communication with Sellers or any of their Affiliates shall not be subject to any joint privilege and shall be owned solely by Sellers or their Affiliates. Purchaser (on behalf of itself, and on behalf of the Company Entities from and after the Closing) hereby acknowledges that Purchaser and the Company Entities each have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than W&C.

Section 11.16      Conetoe II Utility Outage Insurance Proceeds. Following the Closing, to the extent any Company Entity receives any insurance proceeds relating to the Conetoe II Utility Outage, Purchasers shall promptly notify Sellers and promptly pay or cause to be paid fifty percent (50%) of such proceeds to Sellers (or their designee).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party hereto as of the date first above written.

SELLERS:

DERIVA ENERGY, LLC

By:	/s/ Paul Tivnan
Name:	Paul Tivnan
Title:	Chief Financial Officer and Treasurer

SYMPHONY BREEZE, LLC

By:	/s/ Paul Tivnan
Name:	Paul Tivnan
Title:	Chief Financial Officer and Treasurer

SYMPHONY SUN, LLC

By:	/s/ Paul Tivnan
Name:	Paul Tivnan
Title:	Chief Financial Officer and Treasurer

Signature Page to Cardinal – Purchase and Sale Agreement (Non-CA)

PURCHASER:

CARDINAL PURCHASER, LLC

By:	/s/ Craig Cornelius
Name:	Craig Cornelius
Title:	President

Signature Page to Cardinal – Purchase and Sale Agreement (Non-CA)